PROSPECTUS                                               424(b)(3)
                                               File No. 333-68890

                          L.A.M. PHARMACEUTICAL, CORP.

                                  Common Stock

     By means of this prospectus certain shareholders of L.A.M. Pharmaceutical, Corp. are offering to sell up to 17,223,492 shares of common stock.

     L.A.M. will not receive any proceeds from the sale of the common stock by the selling stockholders. L.A.M. will pay for the expenses of this offering.

         L.A.M.'s common stock is quoted on the OTC Bulletin Board under the symbol "LAMP." On February 11, 2002 the closing bid price for one share of L.A.M.'s common stock was $0.64.

         All dollar amounts refer to US dollars unless otherwise indicated.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 6 of this Prospectus





                The date of this prospectus is February 14, 2002

                               PROSPECTUS SUMMARY

     L.A.M. Pharmaceutical, Corp. was incorporated in Delaware in July 1998. In September 1998 L.A.M. acquired all of the issued and outstanding shares of LAM Pharmaceuticals LLC for 6,000,000 shares of L.A.M.'s common stock. LAM
Pharmaceuticals LLC was organized in Florida in 1994 (initially as a partnership) to commercialize a new drug delivery system which offers patients, among other benefits, safer and more effective treatment for a number of serious diseases. Unless otherwise indicated, all references to L.A.M. include LAM Pharmaceuticals LLC.

     The objective of L.A.M. is to develop, license, produce and sell novel and proprietary pharmaceuticals. Notwithstanding the above, L.A.M. has not obtained U.S. Food and Drug Administration (FDA) approval for any of its products.

     L.A.M. is the owner of a proprietary drug delivery technology that involves the use of an original Ionic Polymer Matrix (IPM) for the purpose of delivering, enhancing and sustaining the action of certain established therapeutic agents.

         The IPM technology is not a drug in and of itself, but rather a new system for carrying, delivering and releasing drugs in a manner that can extend and/or improve their efficacy and safety.

         All of L.A.M.'s products are in various stages of development and testing and the commercial sale of any of these products may not occur until June 2002 at the earliest. As a result, L.A.M. expects to incur substantial losses for the foreseeable future.

         L.A.M.'s executive offices are located 800 Sheppard Avenue West, Commercial Unit 1, Toronto, Ontario, Canada M3H 6B4. L.A.M.'s telephone number is (877) 526-7717 or (416) 633-3004 and its fax number is (416) 633-7047.

The Offering

     By means of this prospectus certain shareholders are offering to sell up to 17,223,492 shares of the common stock of L.A.M. L.A.M. refers to the owners of these shares as the selling shareholders in this prospectus.

Common Stock Outstanding:                As of December 12, 2001, L.A.M. had
                                         19,784,520 shares of common stock
                                         issued and outstanding. The number of
                                         outstanding shares does not give effect
                                         to shares which may be issued upon the
                                         exercise and/or conversion of options,
                                         warrants or in accordance with certain
                                         agreements between L.A.M. and third
                                         parties.  See "Comparative Share Data".

Risk Factors: The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, and the need for additional capital. See the "Risk Factors" section of this prospectus for additional Risk Factors.

OTC Bulletin Board Symbol:          LAMP

Summary Financial Data

         The financial data presented below should be read in conjunction with the more detailed financial statements and related notes which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis and Plan of Operations."

Results of Operations:

                                      Year Ended            Nine Months Ended
                                   December 31, 2000        September 30, 2001

Revenue                              $          --               $300,000
Expenses                                (4,805,269)            (7,157,311)
Interest Income                             28,261                 39,579
                                      ------------         --------------
Net Loss                               $(4,777,008)           $(6,817,732)
                                      ============           ============

Balance Sheet Data:
                                   December 31, 2000       September 30, 2001
                                   -----------------       ------------------

Current Assets                        $2,101,706               $469,856
Total Assets                           2,457,503                969,171
Current Liabilities                    1,985,012                344,502
Total Liabilities                      3,459,209              1,818,704
Working Capital                          116,694                125,349
Stockholders' (Deficit)               (1,001,706)              (849,533)



Forward Looking Statements

         This prospectus contains various forward-looking statements that are based on L.A.M. beliefs as well as assumptions made by and information currently available to L.A.M. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

         The securities being offered hereby are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position of L.A.M.

If L.A.M. fails to obtain regulatory approvals for its products, L.A.M. will be prevented from marketing its products and will incur substantial losses: The pre-clinical and clinical testing, manufacturing, and marketing of L.A.M.'s drug delivery systems is subject to extensive regulation by numerous governmental authorities in the United States and in other countries, including, but not limited to, the United States Food and Drug Administration. Among other requirements, FDA approval of L.A.M.'s drug delivery systems, including a review of the manufacturing processes and facilities used to produce L.A.M.'s drug delivery products, will be required before these products may be marketed in the United States. There can be no assurance that L.A.M.'s manufacturing facilities will be accepted by the FDA. Similarly, marketing approval by a foreign governmental authority is typically required before L.A.M.'s drug delivery systems may be marketed in a particular foreign country.

         L.A.M. does not have any products approved by the FDA or any foreign authority and does not expect to be profitable unless its drug delivery products now under development receive FDA or foreign regulatory approval and are commercialized successfully. In order to obtain FDA approval of a product L.A.M. must demonstrate to the satisfaction of the FDA that the product is safe and effective for its intended uses and that L.A.M. is capable of manufacturing the product with procedures that conform to the FDA's regulations, which must be followed at all times. Management of L.A.M. has limited experience in submitting and pursuing FDA regulatory applications. The process of obtaining FDA approvals can be costly, time consuming, and subject to unanticipated delay. There can be no assurance that any approvals will be granted to L.A.M. on a timely basis, or at all.

         In addition to delays in review and approval of pre-clinical and clinical testing, delays or rejection may also be encountered based upon changes in applicable law or regulatory policy during the period of product development and FDA regulatory review. Any failure to obtain, or any delay in obtaining, FDA approvals would adversely affect the ability of L.A.M. to market its products. Moreover, even if FDA approval is granted, any approval may include significant limitations on indicated uses for which a product could be marketed.

         Both before and after approval is obtained, a product and its manufacturer are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, including the pre-clinical and clinical testing process, the approval process, or thereafter (including after approval), may result in adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market, and/or the imposition of criminal penalties against the manufacturer. In addition, later discovery of previously unknown problems relating to a marketed product may result in restrictions on such product or manufacturer including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of L.A.M.'s products under development.


If cost estimates for clinical trials and research are inaccurate, L.A.M. will require additional funding. L.A.M.'s estimates of the costs associated with future clinical trials and research may be substantially lower than the actual costs of these activities. If L.A.M.'s cost estimates are incorrect, L.A.M. will need additional funding for its research efforts.

There can be no assurance that L.A.M. will achieve or maintain a competitive position or that other technological developments will not cause L.A.M.'s proprietary technologies to become uneconomical or obsolete. The biomedical field in which L.A.M. is involved is undergoing rapid and significant technological change. The successful development of therapeutic agents and products will depend on L.A.M.'s ability to be in the technological forefront of this field. There can be no assurance that L.A.M. will achieve or maintain a competitive position or that other technological developments will not cause L.A.M.'s proprietary technologies to become uneconomical or obsolete.

L.A.M.'s patents might not protect L.A.M.'s technology from competitors. Certain aspects of L.A.M.'s technologies are covered by U.S. patents. In addition, L.A.M. has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford L.A.M. Disputes may arise between L.A.M. and others as to the scope, validity and ownership rights of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that L.A.M. will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to L.A.M. The scope and validity of such patents, if any are presently unknown. Also, as far as L.A.M. relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology.

L.A.M. has a history of losses and may never be profitable. L.A.M. has never earned a profit. As of September 30, 2001 L.A.M.'s accumulated deficit was approximately $(850,000). L.A.M. expects to incur additional losses during the forseeable future. No assurance can be given that L.A.M.'s product development efforts will be completed, that regulatory approvals will be obtained, that L.A.M.'s drug delivery systems will be manufactured and marketed successfully, or that L.A.M. will ever earn a profit.

If L.A.M. cannot obtain additional capital, L.A.M. may have to delay or postpone development and research expenditures which may influence L.A.M.'s ability to produce a timely and competitive product. This offering is being made on behalf of certain selling shareholders. L.A.M. will not receive any proceeds from the sale of the shares offered by the selling shareholders. Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly. The different steps necessary to obtain regulatory approval, especially that of the FDA, involve significant costs. Accordingly, L.A.M. will need additional capital in order to fund the costs of future clinical trials, related research, and general and administrative expenses. L.A.M. may be forced to delay or postpone development and research expenditures if L.A.M. is unable to secure adequate sources of funds. These delays in development would have an adverse effect on L.A.M.'s ability to produce timely and competitive products. There can be no assurance that L.A.M. will be able to obtain the funding which it will require.

L.A.M. may sell shares of its common stock in the future, including shares issued pursuant to the equity line of credit, and these sales may dilute the interests of other security holders and depress the price of L.A.M.'s common stock. As of December 12, 2001, L.A.M had 19,784,520 outstanding shares of common stock. As of December 12, 2001, there were outstanding options and warrants which would allow the holders of these securities to purchase approximately 13,808,000 additional shares of L.A.M.'s common stock. Additional shares of common stock are issuable under the equity line of credit and upon the exercise of warrants held by Hockbury Limited and GKN Securities. L.A.M. may also issue additional shares for various reasons and may grant additional stock options to its employees, officers, directors and third parties. See " Comparative Share Data".

         The issuance or even the potential issuance of shares upon the exercise of warrants, options, the conversion of promissory notes, under the equity line of credit or in connection with any other financing will have a dilutive impact on other stockholders and could have a negative effect on the market price of L.A.M.'s common stock. In addition, the shares issuable to Hockbury Limited under the equity line of credit will be issued at a discount to the daily volume weighted average prices of L.A.M.'s common stock during the 22 trading days prior to issuance.

         As L.A.M. issues shares of its common stock as a result of the exercise of options or warrants, or as L.A.M. sells shares of its common stock under the equity line of credit, the price of L.A.M.'s common stock may decrease due to the additional shares in the market. If L.A.M. decides to draw down on the equity line of credit as the price of its common stock decreases, L.A.M. will be required to issue more shares of its common stock for any given dollar amount invested by Hockbury Limited, subject to the minimum selling price specified by L.A.M. The more shares that are issued as a result of the exercise of warrants or options or under the equity line of credit, the more L.A.M.'s then outstanding shares will be diluted and the more L.A.M.'s stock price may decrease. Any decline in the price of L.A.M.'s common stock may encourage short sales, which could place further downward pressure on the price of L.A.M.'s common stock.

There is, at present, only a limited market for L.A.M.'s common stock and there is no assurance that this market will continue. L.A.M.'s common stock is traded on the OTC Bulletin Board. Trades of L.A.M.'s common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for L.A.M.'s common stock. As a result of these rules, investors may find it difficult to sell their shares.

                             COMPARATIVE SHARE DATA

         As of December 12, 2001, L.A.M. had 19,784,520 outstanding shares of common stock. The following table illustrates the comparative stock ownership of the present shareholders of L.A.M., as compared to the investors in this offering, assuming all shares offered by the selling shareholders are sold.

                                                               Number of
                                                                 Shares

Shares outstanding as of December 12, 2001                     19,784,520

Shares offered by this prospectus:

         Shares owned by selling shareholders                   8,852,999

         Shares issuable upon exercise of options or
         warrants held by selling shareholders                  8,370,493

         The number of shares outstanding as of December 12, 2001 excludes shares which may be issued upon the exercise and/or conversion of other options, warrants and convertible notes issued by L.A.M. See the table below for further information.

         Investors in this offering will suffer immediate dilution since the price paid for the securities offered will likely be more then the net tangible book value of L.A.M.'s common stock. Net tangible book value is calculated by dividing L.A.M.'s total assets, less intangible assets and liabilities, and dividing it by the number of outstanding shares of common stock.

         The actual dilution to investors in this offering will depend on the price paid for the shares and L.A.M.'s net book value at the time of purchase.

Other Shares Which May Be Issued:
--------------------------------

         The following table lists additional shares of L.A.M.'s common stock which may be issued as the result of the exercise of outstanding options, warrants or convertible notes:

                                                            Number of    Note
                                                             Shares    Reference

     Shares issuable upon exercise of options issued
     to L.A.M.'s officers, directors and private investors. 5,052,500      A

     Shares issuable upon exercise of options granted
     to financial and research consultants.                 2,893,500      B

     Shares issuable upon exercise of options granted to
     L.A.M.'s officers, directors, and employees.           4,500,000      C

     Shares issuable upon exercise of warrants
     issued to former note holders.                           424,493      D

     Shares issuable in connection with Equity Line of      Not known
     Credit                                              at this time      E

     Shares issuable upon the exercise of warrants which
     were issued as part of the Equity Line of Credit.        938,473      E

A. These options are exercisable at prices between $0.58 and $4.00 per share and expire between September 2002 and April 2007.

B. These options were granted to certain persons that provide financial and research consulting services to L.A.M. Options are exercisable at prices between $0.58 and $7.50 per share and expire between November 2001 and November 2006.

C. Options are exercisable at $0.58 per share and expire between June 2006 and June 2011.

D. Between July 1999 and December 2000 L.A.M. sold convertible notes in the principal amount of $3,658,333 to various private investors. The notes bore interest at an annual non-compound rate of 9.5% and were due and payable between June 2000 and December 2001. Under the original terms of the notes, at the option of the note holder, the amount due on the note, excluding accrued interest, could be converted into shares of L.A.M.'s common stock. The number of shares to be issued upon the conversion of the notes was determined by dividing the amount of the note by the Conversion Price, which varied between $0.50 and $4.00. On August 9, 2001, the conversion term for all notes then outstanding were revised. The number of shares to be issued upon the conversion of the notes, plus any accrued interest, would then be determined by dividing the amount to be converted by $0.52. Noteholders who converted on these revised terms were also granted options to purchase shares of L.A.M.'s common stock equal to 10% of the number of shares resulting from the conversion. As of December 12, 2001 all outstanding notes had been converted into 7,279,095 shares of L.A.M.'s common stock and the former note holders held options to purchase 424,493 shares of L.A.M.'s common stock. The options are exercisable at a price of $0.58 per share and expire in August 2002. All remaining notes in the principal amount of $108,500 have been repaid.

E. On January 24, 2001, L.A.M. entered into an equity line of credit agreement with Hockbury Limited in order to establish a possible source of funding for the development of L.A.M.'s technology. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility.

     Under the equity line of credit agreement, Hockbury Limited has agreed to provide L.A.M. with up to $20,000,000 of funding prior to December 25, 2002. During this period, L.A.M. may request a drawdown under the equity line of credit by selling shares of its common stock to Hockbury Limited, and Hockbury Limited will be obligated to purchase the shares. L.A.M. may request a drawdown once every 27 trading days, although L.A.M. is under no obligation to request any drawdowns under the equity line of credit.

         During the 22 trading days following a drawdown request, L.A.M. will calculate the amount of shares it will sell to Hockbury Limited and the purchase price per share. The purchase price per share of common stock will based on the daily volume weighted average price of L.A.M.'s common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 10%. L.A.M. will receive the purchase price less a placement fee payable to GKN Securities equal to 7% of the aggregate purchase price. Hockbury Limited may then resell all or a portion of these shares in the public market. GKN Securities is the placement agent which introduced Hockbury Limited to L.A.M. and is a registered broker-dealer.

         L.A.M. may request a drawdown by sending a drawdown notice to Hockbury Limited, stating the amount of the drawdown and the lowest daily volume weighted average price, if any, at which L.A.M. is willing to sell the shares. The minimum volume weighted average price will be set by L.A.M.'s President in his sole and absolute discretion. If L.A.M. sets a minimum price which is too high and L.A.M.'s stock price does not consistently meet that level during the 22 trading days after its drawdown request, the amount L.A.M. can draw and the number of shares L.A.M. will sell to Hockbury Limited will be reduced. On the other hand, if L.A.M. sets a minimum price which is too low and its stock price falls significantly but stays above the minimum price, L.A.M. will have to issue a greater number of shares to Hockbury Limited based on the reduced market price.

         The following provides certain information concerning the first two drawdowns requested by L.A.M.

 Date of          Date of         Shares       Average Sale       Net Proceeds
 Request           Sale           Sold        Price Per Share       to L.A.M.
--------          -------         -----       ---------------     ------------

3-3-01           4-25-01         19,016            $4.16            $70,018
5-7-01           6-07-01        420,005            $0.90           $378,764

     The proceeds to L.A.M. are net of the placement agent fee paid to GKN Securities.

         As consideration for extending the equity line of credit, L.A.M. granted Hockbury Limited warrants to purchase 482,893 shares of common stock at a price of $4.56 per share at any time prior to January 24, 2004. As partial consideration for GKN Securities' services L.A.M. granted GKN Securities warrants to purchase 455,580 shares of common stock at a price of $4.83 per share at any time prior to January 24, 2006. Warrants to purchase 209,500 shares were subsequently assigned to four employees of GKN Securities.

Shares Registered for Public Sale

         All shares issuable upon the exercise of options and warrants, and which are referred to in Notes A, B and D are being registered for public sale by means of this prospectus. See "Selling Shareholders".

         The 4,500,000 shares issuable upon the exercise of options, and which are referred to in Note C, have been registered for public sale by means of a registration statement on Form S-8 filed with the Securities and Exchange Commission.

         The shares which may be sold under the equity line of credit, and which are referred to in Note E, have been registered for public sale by means of a separate registration statement filed with the Securities and Exchange Commission.

                            Market for Common STOCK.

      As of December 31, 2001, there were approximately 160 record owners of L.A.M.'s common stock. L.A.M.'s common stock is traded in the over-the-counter market under the symbol "LAMP". Set forth below are the range of high and low bid quotations for the periods indicated as reported by the National Quotation Bureau. The market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. L.A.M.'s common stock began trading in August 1999.

                  Quarter Ending            High            Low

                      9/30/99            $  1.38           $0.60
                     12/31/99            $  4.00           $0.88

                      3/31/00            $ 10.00           $4.00
                      6/30/00            $  9.25           $4.75
                      9/30/00            $  5.50           $3.50
                     12/31/00            $  4.75           $2.62

                      3/31/01            $  6.06           $1.72
                      6/30/01            $  3.00           $0.75
                      9/30/01            $  0.95           $0.59
                     12/31/01            $  0.72           $0.48

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of L.A.M.'s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. L.A.M. has not paid any dividends and L.A.M. does not have any current plans to pay any dividends.

                      Management's discussion and Analysis
                              OR plan of operationS

         The following sets forth certain financial data with respect to L.A.M. and is qualified in its entirety by reference to the more detailed financial statements and notes included elsewhere in this prospectus.

Summary Financial Data

         All of L.A.M.'s products are in the development stage. As a result, L.A.M. has not generated any revenues from the sale of its products. Revenues since its inception represent payments received from Ixora. See "Business" for further information concerning L.A.M.'s agreement with Ixora.

Results of Operations:
                                      Year Ended         Nine Months Ended
                                   December 31, 2000     September 30, 2001

Revenue                              $          --            $300,000
Expenses                                (4,805,269)         (7,157,311)
Interest Income                             28,261              39,579
                                      ------------         -----------
Net Loss                             $  (4,777,008)        $(6,817,732)
                                      ============         ===========

Balance Sheet Data:
                                  December 31, 2000       September 30, 2001
                                  -----------------       ------------------

Current Assets                       $2,101,706               $469,856
Total Assets                          2,457,503                969,171
Current Liabilities                   1,985,012                344,502
Total Liabilities                     3,459,209              1,818,704
Working Capital                         116,694                125,349
Stockholders' (Deficit)              (1,001,706)              (849,533)

Nine months ended September 30, 2001

Licensing revenue

During the nine months ended September 30, 2001, licensing revenue of $300,000 was received from Ixora Biomedical Company Inc. under the terms of their license agreement in respect of L.A.M.'s sexual dysfunction products.

Research and Development Expenses

Research and development expenses increased during the nine months ended September 30, 2001 as compared with the nine months ended September 30, 2000 due to a higher level of clinical studies activity during the first quarter of the current year compared with the same quarter in the previous year.

General and Administrative Expenses

General and administrative expenses increased for the nine months ended September 30, 2001 as compared with the nine months ended September 30, 2000 primarily as a result of costs incurred in connection with obtaining the equity line of credit, commissions on the sale of convertible notes, additions to senior management personnel, professional fees, additional investor relations costs and general overhead expenses.

The primary components of general and administrative expenses for the nine months ended September 30, 2001 and 2000 were as follows:

                                                     2001             2000
                                                     ----             ----

         Officers' salaries                       $   162,612      $   90,000
         Employee salaries and benefits               125,582          66,899
         Less: Salaries classified as
              Research & Development                  (76,000)        (54,000)
         Investor Relations                           323,050          84,239
         Commissions paid on sales of
              Convertible Notes                        77,551          88,600
         Financial Banking and Consulting             194,333          31,500
         Filing and Registration Fees                  25,550              --

         Legal and Auditing                           113,061         133,109
         Marketing and Business Development           111,606          29,376
         Other Supplies and Expenses                  102,276          83,802
                                                      -------         -------
              Total                               $ 1,159,621       $ 553,525
                                                    =========         =======

Conversion Premium

During the nine months ended September 30, 2000 a conversion premium of $777,312 was charged to expense. The conversion premium represents the fair value of L.A.M.'s common stock, as well as options to purchase shares of common stock, which were issued to persons converting their notes into common stock during the nine month period. The conversion premium did not require the use of cash.

Year Ended December 31, 2000

         During the year ended December 31, 2000 research and development expenses increased due to the start of clinical trials in Toronto, Canada as well as deferred compensation paid to L.A.M.'s president. The clinical trials pertain to L.A.M.'s arthritic pain drug.

         General and administrative costs increased during the year as the result of sales commissions paid in connection with the sale of L.A.M.'s convertible notes, additional administrative personnel and increased legal expenses.

         The primary components of general and administrative expenses for the year ended December 31, 2000 were as follows:

         Officer's salary                                    $    120,000
         Employee salaries and benefits                           277,108
         Less: Salaries classified as Research & Development     (256,173)
         Investor Relations                                       231,239
         Stock Options and Awards                                 447,640
         Commissions paid on sales of Convertible Notes           381,300
         Financial Consulting                                     238,894
         Legal and Auditing                                       174,168
         Other Supplies and Expenses                              160,018
                                                                  -------
                                    Total                     $ 1,774,194
                                                                =========

         The expense of $447,640 associated with the grant of options to consultants and employees and the issuance of common stock for services did not require the use of cash.

         Interest expense increased due to the sale of convertible notes between September 1999 and November 2000.

         During the year ended December 31, 2000 a conversion premium of $2,395,093 relating to the sale of convertible notes was charged to expense. The conversion premium represents the difference between the fair value of L.A.M.'s common stock and the conversion price of the convertible notes sold during the year. The conversion premium did not require the use of cash.


Year Ended December 31, 1999

      Higher contracted research costs incurred in conducting clinical trials resulted in the increase in research and development expenses during 1998. Research and development expenses tend to fluctuate from period to period depending on the status of the Company's research projects and the timing of clinical trials.

      The increase in general and administrative expenses during 1999 was attributable to the Company's efforts in raising capital, restructuring its business activities, and registering the Company's common stock under the Securities Exchange Act of 1934.

      The primary components of general and administrative expenses for the year ended December 31, 1999 were:

                                                                    1999

         Officer's salary                                         $120,000
         Employee salaries and benefits                             81,830
         Less: Salaries classified as Research & Development      (135,494)
         Investor Relations                                         91,941
         Stock Options and Awards                                  526,316
         Commissions paid on sales of Convertible Notes             27,471
         Financial Consulting                                       42,876
         Legal and Auditing                                         92,802
         Other Supplies and Expenses                                58,315
                                                                    ------
                           Total                                  $906,057
                                                                  ========

         The expense of $526,316 associated with the grant of options to consultants and employees and the issuance of common stock for services did not require the use of cash.

         The increase in interest expense represents interest accrued for the year on the convertible notes that were sold during the year ended December 31, 1999. The Company did not sell any convertible notes in 1998.

         During the year ended December 31, 1999, a conversion premium of $1,252,000 relating to the sale of convertible notes was charged to expense. The conversion premium represents the difference between the fair value of LA.M.'s common stock and the conversion price of the convertible notes sold during the year. L.A.M. did not sell any convertible notes during the year ended December 31, 1998. The conversion premium did not require the use of cash.

Plan of Operations

During the twelve months ending December 31, 2002 L.A.M. will continue:

o to seek and develop strategic relationships with companies interested in using L.A.M.'s technology in conjunction with existing and future OTC drugs and cosmetic products

o        its program to commercialize its wound healing technology, including:
              -   completing negotiations for first manufacture;
              -   seeking distribution channels;
              -   seeking licensees and other strategic partners

o        the development of its motion sickness patch systems

o supporting the next phase of Ixora's program to commercialize L.A.M.'s sexual dysfunction products

o testing L.A.M.'s skin care products with a view to licensing the IPM technology to third parties for use in products which will be classified as cosmetics or OTC drugs.

During this twelve-month period L.A.M. anticipates hiring up to four additional employees (or full time equivalents).

Liquidity and Sources of Capital

L.A.M's primary source of liquidity as of September 30, 2001 was cash and cash equivalent investments of $318,705. Working capital decreased from $1,775,000 as of December 31, 2000 to $125,350 as of September 30, 2001.

L.A.M.'s operations and reductions of current liabilities required approximately $678,000 of cash during the nine months ended September 30, 2001. During this period L.A.M. also spent $85,000 for property and equipment purchases, $8,700 on patent and trademark applications, and $60,000 to repay convertible note holders. $1,075,000 was advanced to the Company's president during the period for purchase of shares of common stock in an effort to stabilize L.A.M.'s stock price in the face of extensive short selling. During the period $320,000 of these advances were repaid.

During the twelve months ending December 31, 2002, L.A.M. expects that it will spend between $300,000 and $400,000 on research, development, and clinical studies relating to L.A.M.'s IPM Matrix technology. L.A.M. plans to use its existing financial resources as well as the proceeds from the sale of its common stock under the equity line of credit agreement with Hockbury Limited to fund its capital requirements during this period. It should be noted that substantial funds may be needed for more extensive research and clinical studies before L.A.M. will be able to sell any of its products on a commercial basis.

Other than funding its research and development activities and operating losses, L.A.M. does not have any material capital commitments.

Due to the lack of any significant revenues, L.A.M. has relied upon proceeds realized from the public and private sale of its common stock and convertible debentures to meet its funding requirements. Funds raised by L.A.M. have been expended primarily in connection with research, development, clinical studies and administrative costs. L.A.M. does not anticipate realizing revenues until such time as it begins the commercial sale of its products or enters into licensing arrangements regarding these products, and in the interim it will be required to fund its operations through the sale of securities, debt financing or other arrangements. However, there can be no assurance that such financing will be available or be available on favorable terms.

                                    BUSINESS

     L.A.M. Pharmaceutical, Corp. was incorporated in Delaware in July 1998. In September 1998 L.A.M. acquired all of the issued and outstanding shares of LAM Pharmaceuticals LLC for 6,000,000 shares of L.A.M.'s common stock. LAM
Pharmaceuticals LLC was organized in Florida in 1994 (initially as a partnership) to commercialize a new drug delivery system which offers patients, among other benefits, safer and more effective treatment for a number of serious diseases. Unless otherwise indicated, all references to L.A.M. include LAM Pharmaceuticals LLC.

     The objective of L.A.M. is to develop, license, produce and sell novel and proprietary pharmaceuticals. Notwithstanding the above, L.A.M. has not obtained U.S. Food and Drug Administration (FDA) approval for any of its products.

         All of L.A.M.'s products are in various stages of development and testing and the commercial sale of any of these products may not occur until June 2002 at the earliest. As a result, L.A.M. expects to incur additional losses for the foreseeable future.

     L.A.M. is the owner of a proprietary drug delivery technology that involves the use of an original Ionic Polymer Matrix (IPM) for the purpose of delivering, enhancing and sustaining the action of certain established therapeutic agents.

         The IPM technology is not a drug in and of itself, but rather a new system for carrying, delivering and releasing drugs in a manner that can extend and/or improve their efficacy and safety.

         In order to fully understand and appreciate the significance and effectiveness of L.A.M.'s drug delivery technology it is important to understand how various drug-based formulations are applied to the skin and the ways that substances applied to the skin are absorbed by the skin and other structures of the body.

         For many years lotions, creams, suspensions and solutions of various natural (herbal) and therapeutic (drug) substances have been applied to the skin. When it comes to treating pain, sexual dysfunction and other disease states which emanate from structures of the body below the skin, topical therapy is not effective unless the therapeutic agent can penetrate the outer layer of the skin (stratum corneum) which acts as a protective barrier. This layer consists of numerous dead cells and cells in transition, which collectively form an effective barrier to penetration of substances, such as bacteria, in the air or in water. Thus the stratum corneum plays an important role in protecting the body from invasion by harmful substances.

         It is this same protective role which has posed a major challenge over the years regarding devising a mechanism that can effectively penetrate the stratum corneum for the purpose of delivering therapeutic substances to structures deep within the body.

         In 1994 L.A.M.'s scientists discovered that certain molecules called polymers possessed strong electrical charges which, when combined with other polymers of a specific electrical charge, are able to effectively penetrate the outer layers of the skin. In addition, these molecules are able to attach or surround other molecules such as therapeutic drug molecules and carry them within a matrix through the outer layers of the skin into the deeper structures below. L.A.M.'s scientists recognized that these discoveries would be of great significance in regard to the delivery of therapeutic agents. This phenomenon, the ionic polymer matrix (IPM) delivery system, is covered by eight U.S. patents which are owned by L.A.M.

         IPM technology combines in a matrix, in a novel manner, those drugs which are well-established and generally regarded by the public, the regulatory authorities and the pharmaceutical industry as safe. Based on preliminary studies conducted to date, L.A.M. believes that its IPM technology, when combined with an active drug ingredient, will facilitate the delivery of greater amounts of drug to structures within the body than is otherwise possible. IPM therefore offers potential benefits by providing faster and more prolonged therapeutic activity, less intrusive and less painful methods of delivery and faster onset of therapeutic process.

     L.A.M.'s products are regulated in the United States by the FDA. L.A.M. is of the opinion that the products which it is developing will be classified as cosmetics, OTC drugs, or new drugs. Products classified as cosmetics or OTC drugs may be marketed without FDA approval. New drugs that are not cosmetics and that are considered an OTC drug must be approved by the FDA prior to marketing in the United States. Before human testing can begin with respect to a new drug in the United States preclinical studies are conducted in laboratory animals to evaluate the potential efficacy and the safety of a product. Human clinical studies generally involve a three-phase process. The initial clinical evaluation, Phase I, consists of administering the product and testing for safe and tolerable dosage levels. Phase II trials continue the evaluation of safety and determine the appropriate dosage for the product, identify possible side effects and risks in a larger group of subjects, and provide preliminary indications of efficacy. Phase III trials consist of testing for actual clinical efficacy within an expanded group of patients at geographically dispersed test sites.

         L.A.M. believes that its IPM technology, when used with prescription drugs, will be regulated as an unapproved new drug and will require approval by the FDA. Conversely, L.A.M.'s IPM technology, when used with a cosmetic or an OTC drug, could be marketed without FDA approval.

         L.A.M.'s initial approach has been and continues to be to research and develop applications of the IPM technology using well known and FDA approved or licensed drugs the patents for which have expired or which are not otherwise proprietary. This approach has a number of benefits:

o The properties, safety and efficacy of the drug that is to be delivered are well established and regulatory approvals or licenses for them have been granted in most or all important markets.
o The matrix materials used with the IPM technology are considered by the FDA to be safe for use in humans.
o The regulatory process required to gain approval or licenses for the drug-IPM delivery matrix should be substantially shorter than for a drug-IPM matrix where the drug is not approved or licensed.

         L.A.M. plans to evaluate a limited number of IPM/drug formulations that have shown promise during preliminary clinical investigation. L.A.M.'s preferred course is to negotiate licensing agreements and/or joint ventures with larger pharmaceutical companies which have the financial resources to fund the research and/or clinical trials necessary to complete the development of L.A.M. products.

         If the results of the clinical trials are promising, L.A.M. may then be in a position to negotiate licenses which would generate sufficient revenue so as to allow L.A.M. to exploit the IPM technology using a variety of other drugs. It should be emphasized that a number of risks may be associated with this approach. While preliminary results have been promising, there is no certainty that the efficacy of the IPM/drug formulations currently being tested will be borne out in subsequent clinical trials. In addition, more clinical studies may be requested by a potential licensee before it is willing to enter into an agreement.

         L.A.M.'s objective is to raise sufficient capital to enable it to sustain ongoing research and administrative overhead as well as to enable it to undertake the work necessary to obtain FDA approval for its products, if required, and to license the products to third parties.

         The longer L.A.M. is able to fund development and the clinical trials for its products and thereby establish their efficacy, the greater their value will be to a potential licensee given the reduced risk of failure. Consequently, the longer L.A.M. retains sole ownership of the products the greater will be its bargaining position with prospective licensees and strategic alliance partners. Indeed, the industry places incrementally larger different values on drugs as they progress through the clinical trials required by the FDA.

     L.A.M. plans to market its products in any country where a suitable market exists and which has approved L.A.M.'s products for sale.

         In July 1996, L.A.M. entered into a joint venture agreement with South Florida Bio-availability Clinic ("SFBC"). SFBC is a contract research firm in Miami, Florida which has conducted over 300 Phase I, Phase II and Phase III clinical studies for major pharmaceutical corporations. Under the terms of the agreement, SFBC has conducted a number of studies in human patients for the purpose of L.A.M.'s FDA drug approval submissions.

     The agreement between L.A.M. and SFBC provides that SFBC will provide office and laboratory space to L.A.M. in it's Miami facilities. As part of this agreement, L.A.M. has transferred certain equipment and research activities from Toronto to Miami. SFBC also agreed to provide certain support staff and office infrastructure to L.A.M.

         This arrangement benefits L.A.M. because it allows its researchers the ability to work in close proximity to SFBC staff. In addition, by obtaining studies at cost, L.A.M. is able to move its research along at a faster pace than would have otherwise been possible.

     At the present time L.A.M. is focusing its efforts on the following projects:

WOUND HEALING

         L.A.M. has developed an ulcer healing matrix for the treatment of refractory (hard to heal) topical ulcers. Refractory topical ulcers are a major problem for diabetics and others. Non-healing foot ulcers are a leading cause of complications in patients with diabetes such as infection, immobility and lower extremity amputation.

         L.A.M. believes its ulcer healing matrix will also be effective in the treatment of bedsores and other pressure sores. After the open sores are cleaned, the matrix is applied to the affected skin, usually once a day, and covered with a suitable dressing. The healing of bedsores treated with L.A.M.'s matrix is relatively rapid and the treatment does not preclude the concomitant use of other therapeutic agents including antibiotics and steroids.

         L.A.M.'s ulcer matrix has produced excellent healing results in 8 out of 9 ulcers in a pilot study. These ulcers had not responded to previous treatment using conventional methods. L.A.M.'s ulcer healing matrix has received approval from the Institutional Review Board at Redding, California to conduct a 27-patient/50-wound trial to further substantiate the pilot study results.

     L.A.M. is also developing a wound healing matrix designated to be used on incisions following surgical procedures. L.A.M. believes its wound healing matrix has potential as an effective post-operative treatment for the prevention of adhesions and scar tissue following surgery. In addition, the L.A.M. wound healing matrix offers potential for the reduction of post-operative complications surrounding the site of incisions such as swelling and inflammation.

SEXUAL DYSFUNCTION DRUG

         L.A.M. technology has been successfully used to develop a topical gel which, when applied to the genitals, provides a safe and effective treatment for male impotency, a problem affecting 140 million men worldwide. The gel is applied easily and without discomfort to the outside skin of the male genitals a few minutes before sexual intercourse. The side-effects experienced with tablets or intra-urethral treatments are minimized and are of a minor and infrequent nature. L.A.M.'s IPM matrix utilizes an established agent which has been approved for over 15 years. Pilot clinical trials conducted under the compassionate provisions of the Canada Health Act are currently being conducted in Toronto Canada.

         L.A.M.'s gel offers several major advantages over current treatments (Viagra, Muse, etc.). Firstly, the gel is applied directly to the outside skin of the male genitals. Thus pain associated with invasive therapy is eliminated. Furthermore, side-effects associated with tablets (drug interactions) are reduced to a very low incidence and are very mild when they infrequently occur. Sexual activity can commence almost immediately after application of the gel (within 2 to 3 minutes).

     In December 1997, L.A.M. granted an exclusive worldwide license to Ixora Bio-Medical Co. ("Ixora") for the marketing, sale and distribution of certain of its transdermal drugs for the treatment of male and female sexual dysfunction. L.A.M. has received licensing payments of $500,000 from Ixora. Ixora is required to reimburse L.A.M. for all costs of clinical studies and related research required by the FDA or other government agencies as well as patent procurement and maintenance costs, provided however that after January 1, 2000 Ixora is not, without its consent, obligated to reimburse L.A.M. for costs in excess of $10,000 per quarter. L.A.M. will receive the following royalties on sales by
Ixora:

o 9% of all Net Sales of licensed products approved by the FDA and for which the patent rights have not expired.

o 6.5% of all Net Sales of all licensed products which did not require FDA approval and for which the patent rights have not expired.

o 4.5% of all Net Sales of all licensed products for which the patent rights have expired or have been held to be invalid.

         For purposes of the license agreement the term "Net Sales" means gross sales less advertising/promotion expenses not exceeding 8% of gross sales and sales taxes.

     In January 1998 L.A.M. acquired a 45% interest in Ixora for $207,360. As a result of subsequent sales by Ixora of its common stock to other persons, L.A.M., as of December 12, 2001, owned 18% of Ixora's common stock.

SKIN CARE

         L.A.M.'s IPM matrix spreads easily over large areas of skin, making it ideal for use as a cosmetic in various applications to the skin. Cosmetics are a multi-billion dollar a year industry that do not require approval before marketing, although cosmetics must be safe, contain appropriate cosmetic ingredients and be labeled properly. Various uses for L.A.M.'s product include controlling body odors, relief of dryness, and for moisturization. For example, the IPM matrix could be used as a lubricant, to replenish moisture and general skin conditioning, particularly because it is non-staining and non-irritating. When used with a fragrance, it could control odor. When combined with certain over-the-counter (OTC) drugs, L.A.M.'s IPM-drug matrix could be marketed as a cosmetic.

         Certain products marketed in the United States are considered cosmetics and OTC drugs because they make cosmetic claims as well as therapeutic claims and are intended to treat or prevent disease. Examples of such products include, but are not limited to, anti-dandruff shampoos; sunscreens; make-ups, moisturizers and skin care products that bear sunscreen, skin protectant or acne claims; products that make breath-freshening or whitening claims; antiperspirants that bear deodorant claims; and anti-microbial soaps. These products must comply with the FDA requirements for both cosmetics and OTC drugs.

         As a cosmeceutical, a combination of an OTC drug and a cosmetic product, the IPM matrix can be used for a variety of topical and other uses. These include use with certain antibiotic first aid products, antifungal drugs, dandruff, dermatitis and psoriasis control products, external analgesics, skin protectant-type products, such as for poison ivy and fever blisters and cold sores, first aid antiseptics, and anorectal products. Preliminary skin care trials have been successfully completed on approximately twenty patients in the Redding, California area by a cutaneous surgeon and dermatologist. Since L.A.M. is of the opinion that its skin care products will be classified as a cosmetic or an OTC drug, these skin care trials are being conducted without FDA approval.

GOVERNMENT REGULATION

         L.A.M.'s drug and cosmetic products are regulated in the United States under the Federal Food, Drug and Cosmetic Act (FD&C Act), the Public Health Service Act, and the laws of certain states. The FDA exercises significant regulatory control over drugs manufactured and/or sold in the United States, including those that are unapproved.

      Federal laws such as the FD&C Act cover the testing, manufacture, distribution, marketing, labeling, advertising (for prescription drugs), of all new drugs. Drug registration and listing requirements also exist.

     L.A.M. is of the opinion that the products being developed by L.A.M. will be subject to one or more of the following FDA classifications:

Cosmetics

         Cosmetics are generally the least regulated by the FDA compared to other products subject to the FD&C Act. The legal distinction between cosmetics and drugs is typically based on the intended use of the product, which is normally discerned from its label or labeling. Cosmetic products are those intended for "cleansing, beautifying, promoting attractiveness, or altering appearance" whereas drugs are those intended for "diagnosis, cure, mitigation, treatment, or prevention of disease", or that "affect the structure or any function of the body".

         A claim suggesting that a product affects the body in some "physiological" way usually renders the product a drug - even if the effect is temporary. A claim that the product penetrates and affects layers beneath the skin's surface most likely would be viewed by the FDA as a drug claim. However, claims that a product affects appearance through a "physical" effect are generally considered cosmetic claims. The FDA's rationale for this distinction is that a claim of a physiological effect is a claim that the product "affects" the structure or function of the body, which is one element of the statutory definition of a drug. A claim indicating that a product's effects are on the surface of the skin can be a cosmetic claim.

         Although cosmetics may be marketed without FDA approval, in order to be marketed lawfully as a cosmetic, the product must be properly labeled and each ingredient and each finished cosmetic product must be adequately substantiated for safety prior to marketing.

         Products which are not cosmetics, and which are marketed in the United States, must either comply with specified OTC drug regulations (monographs) or be specifically approved through the New Drug Application (NDA) or biologic licensure process.

OTC Drugs

         OTC drugs generally are defined as those drug products that can be used safely and effectively by the general public without seeking treatment by a physician or other health care professional. Thus, they do not require a prescription by a health care professional and are available at retail establishments. An OTC drug may be marketed without FDA approval if it conforms to a particular product monograph as described below and otherwise meets the requirements of the FD&C Act.

         OTC monographs lists active ingredients, their dosage levels, and uses (claims) for which OTC drug products are considered generally recognized as safe and effective for specific use and are not misbranded. If a particular level of an active ingredient and claim are allowed by a monograph, then a manufacturer may market a product containing that ingredient and bearing that claim without specific FDA approval - subject to compliance with other requirements of the monographs and FD&C Act, including drug registration and listing obligations. Aspirin is a common drug allowed by a monograph.

         If a drug product does not conform to a particular OTC monograph, then typically a New Drug Application must be reviewed and approved by the FDA prior to marketing. Unlike prescription drugs, OTC drugs must bear adequate directions for safe and effective use and warnings against misuse.

New Drug Applications and Biologic License Applications

         New drugs and products that are not cosmetics or devices and that are not covered by an OTC monograph must be approved by the FDA prior to marketing in the United States. Pre-clinical testing programs on animals, followed by three phases of clinical testing on humans, are typically required by the FDA in order to establish product safety and efficacy. L.A.M. believes that its IPM technology, when used with approved or unapproved prescription drugs or biologics, will be regulated as an unapproved new drug or unapproved biologic and will require approval by the FDA.

         It is also possible that the IPM technology may be regulated as a combination drug and medical device, in which case it would be subject both to medical device and drug regulation.

         Medical device regulation is based on classification of the device into three classes, I, II, or III. Class III medical devices are regulated much like drugs, whereas Class I and II devices are subject to abbreviated clearance procedures. It is also possible that the use of the IPM technology with a monographed OTC drug could render the product an unapproved new drug, which would mean that the product is subject to new drug application approval requirements before marketing.

         The FDA may choose to regulate certain uses of the IPM technology as a medical device if it determines that the mechanism by which the IPM technology exerts its effects meets the definitional requirements of a medical device. A medical device is a product that, among other requirements, does not achieve its primary intended purposes through chemical action within or on the human body and is not dependent upon being metabolized for the achievement of its primary intended purposes. Although L.A.M. expects that most uses of the IPM technology will be regulated as a drug, which is in essence a product that usually achieves its effects by chemical action or physiological action in or on the body, to the extent that the IPM technology is used to deliver pharmaceutically active ingredients, it can be subject to both medical device and drug regulation.

         The first stage of evaluation, pre-clinical testing, must be conducted in animals. After safety has been demonstrated, the test results are submitted to the FDA (or a state regulatory agency) along with a request for authorization to conduct clinical testing, which includes the protocol that will be followed in the initial human clinical evaluation. If the applicable regulatory authority does not object to the proposed study, the investigator can proceed with Phase I trials. Phase I trials consist of pharmacological studies on a relatively few number of human subjects under rigidly controlled conditions in order to establish lack of toxicity and a safe dosage range.

         After Phase I testing is completed, one or more Phase II trials are conducted in a limited number of patients to continue to test the product's safety and also its efficacy, i.e. its ability to treat or prevent a specific disease. If the results appear to warrant further studies, the data are submitted to the applicable regulatory authority along with the protocol for a Phase III trial. Phase III trials consist of extensive studies in large populations designed to assess the safety of the product and the most desirable dosage in the treatment or prevention of a specific disease. The results of the clinical trials for a new drug are submitted to the FDA as part of a New Drug Application ("NDA").

         Biological drugs, such as vaccines, are subject to Biologics License Applications (BLAs), not NDAs as are other drugs. They must be safe, pure and potent. Generic competition does not exist for biologics, as it does for other drugs. Biological drugs are generally subject to the same testing, manufacturing, distribution, marketing, labeling, advertising and other requirements for other drugs.

         To the extent all or a portion of the manufacturing process for a product is handled by an entity other than L.A.M., the manufacturing entity is subject to inspections by the FDA and by other Federal, state and local agencies and must comply with FDA Good Manufacturing Practices ("GMP") requirements. In complying with GMP regulations, manufacturers must continue to expend time, money and effort in the area of production, quality control and quality assurance to ensure full compliance.

         L.A.M. plans to undertake extensive and costly clinical testing to assess the safety and efficacy of its potential drug delivery systems. Failure to comply with FDA regulations applicable to such testing can result in delay, suspension or cancellation of testing, and refusal by the FDA to accept the results of the testing. In addition, the FDA may suspend clinical studies at any time if it concludes that the subjects or patients participating in trials are being exposed to unacceptable health risks. Further there can be no assurance that human clinical testing will show any of L.A.M.'s drug delivery systems to be safe and effective or that data derived from any testing will be suitable for submission to the FDA.

         The process required by European regulatory authorities before L.A.M.'s systems can be marketed in Western Europe are similar to those in the United States. First, appropriate pre-clinical laboratory and animal tests must be done, followed by submission of a clinical trial exemption or similar documentation before human clinical studies can be initiated. Upon completion of adequate and well controlled clinical studies in humans that establish that the drug is safe and efficacious, regulatory approval of a Market Authorization Application must be obtained from the relevant regulatory authorities. As with the FDA review process, there are numerous risks associated with the Market Authorization Application review. Additional data may be requested by the regulatory agency reviewing the Market Authorization Application to demonstrate the contribution of a product component to the clinical safety and efficacy of a product, or to confirm the comparable performance of materials produced by a changed manufacturing process or at a changed manufacturing site.

         The process of biologic and new drug development and regulatory approval or licensure requires substantial resources and many years. There can be no assurance that regulatory approval will ever be obtained for products developed by L.A.M. Authorization for testing, approval for marketing of drugs, including biologics, by regulatory authorities of most foreign countries must also be obtained prior to initiation of clinical studies and marketing in those countries. The approval process varies from country to country and the time period required in each foreign country to obtain approval may be longer or shorter than that required for regulatory approval in the United States.

         There are no assurances that clinical trials conducted in foreign countries will be accepted by the FDA for approval in the United States. Product approval or licensure in a foreign country does not mean that the product will be approved or licensed by the FDA and there are no assurances that L.A.M. will receive any approval or license by the FDA or any other governmental entity for the marketing of a drug product. Likewise product approval by the FDA does not mean that the product will be approved or licensed by any foreign country.

Product Status

         All of L.A.M.'s products are in various stages of development and testing and the commercial sale of any of these products may not occur until June 2002 at the earliest. As a result, L.A.M. expects to incur additional losses for the foreseeable future. L.A.M.'s estimates of the costs associated with future research and clinical studies may be substantially lower than the actual costs of these activities. If L.A.M.'s cost estimates are incorrect, L.A.M. will need additional funding for its research efforts. There can be no assurance that L.A.M.'s products will prove to have any therapeutic or other value.

         The following is a summary of the status of the products which are being developed by L.A.M.:


                                                                    Projected Cost             Projected Date
                                       Anticipated FDA              Needed to Complete             of Completion
Product Name                           Classification                Studies/Trials            of Studies/Trials

Wound Healing                         Cosmetic/OTC Drug               $1,000,000(1)            December 2001
Female Sexual Dysfunction             Cosmetic/OTC Drug               $1,500,000               June 2002 (2)
Skin Care                             Cosmetic/OTC Drug               $1,500,000                         (3)




(1) Projected costs associated with the wound healing product include costs for scaling up production.
(2) L.A.M. has licensed this product to Ixora Bio-Medical Co. Pursuant to the terms of the Licensing Agreement Ixora is responsible for all the costs required to obtain regulatory approval of this product. See "Business" for additional information concerning L.A.M.'s agreement with Ixora.
(3) L.A.M. plans to fund the majority of these costs by licensing the rights to these products to a joint venture partner. As of December 12, 2001 L.A.M. had not entered into any agreements with any third party with respect to the further development of this product.

Research and Development

     As part of its ongoing research and development program L.A.M. intends to develop and commercialize as many products based on its IPM technology as possible. L.A.M. is in the early stages of developing formulations involving morphine, and other compounds. L.A.M.'s long-range goal is to exploit other uses of its matrix drug delivery system to improve the therapeutic effects of various drugs.

         During the years ended December 31, 1999 and 2000, L.A.M. spent $185,143 and $308,270 respectively on research and development. L.A.M.'s research and development expenditures do not include research and development expenses relating to L.A.M.'s Sexual Dysfunction Drug which were paid by Ixora Biomedical Co.

Patents and Trademarks

         As of December 12, 2001, L.A.M. owned nine U.S. patents, two U.S. patent applications and twelve international patent applications designating over 100 foreign countries with claims relating to its sustained release delivery matrix system, systems containing drug preparations, uses of the systems for various treatment therapies and addiction therapeutic program.

         L.A.M.'s patents will expire between 2015 and 2017.

Employees

     As of December 12, 2001 L.A.M. had seven full time employee equivalents and two part time employees.

offices and facilities

         In the fourth quarter of 2001, L.A.M. consolidated its research, pilot production and head office activities into its 3,500 square foot facility in Lewiston, New York. This facility is leased at a rate of $1,700 per month. The lease expires in 2003.

     L.A.M. continues to maintain a business office at 800 Sheppard Avenue West, Commercial Unit 1, Toronto, Ontario, Canada. L.A.M. leases this space at $3,700 per month.

         L.A.M.'s former facility at SFBC in Miami, Florida was closed in November 2001.

                                   Management

         The directors and executive officers of L.A.M. are as follows:

Name                     Age    Position

Joseph T. Slechta        52     President, Chief Operating Officer and Director
Alan Drizen              62     Chief Executive Officer and Director
Peter Rothbart, M.D.     62     Treasurer and Director
Gary M. Nath             55     Secretary and Director

     Joseph T. Slechta has been L.A.M.'s Chief Operating Officer since November 2000. Mr. Slechta was appointed a director and became L.A.M.'s President on May 11, 2001. Mr. Slechta was a consultant to L.A.M. between November 1998 and November 2000. Mr. Slechta was Managing Director of SBI Strategic Business International Inc. between 1994 and 2000 where he assisted corporate clients in financing, reorganization, expansion and improving operations. From 1987 to 1992, Mr. Slechta held executive management positions with three Canadian corporations. His corporate assignments included the management and financing of a high-technology company, the reorganization and sale of a helicopter company and financial consulting services to a major Canadian life insurance company. From 1979 to 1986 Mr. Slechta managed the treasury operations of Continental Bank.

         Alan Drizen has been President and a director of L.A.M. since its inception. Prior to May 12, 2001 Mr. Drizen was L.A.M.'s President. On May 12, 2001 Mr. Drizen became L.A.M.'s Chief Executive Officer. Mr. Drizen has spent 30 years in senior positions including Chairman of the Board and a director of a number of pharmaceutical companies. He was educated in England, the United States and Canada and trained as a biochemist. Mr. Drizen has both technical and managerial expertise in the development and commercialization of new drugs. In the late 1980's, Mr. Drizen and his team of scientists characterized molecules known as mucopolysaccharides which led to the founding of Hyal Pharmaceutical Corporation, a public company listed on the Toronto Stock Exchange and NASDAQ. The analytical standard, developed by his team, for one particular molecule, sodium hyaluronate, now a component of many pharmaceutical preparations, is still used by the Canada Health Protection Branch as the official standard for this drug. Mr. Drizen's interest in polymer chemistry eventually led to his collaboration with Dr. Peter Rothbart and to the discoveries on which L.A.M.'s technologies are based.

     Peter Rothbart, M.D., Medical Director, has been a director and Treasurer of L.A.M. since its inception. He has been a consulting anesthetist for over 20 years and is a leading pain specialist and principal of the Rothbart Pain Management Clinic in Toronto, Canada. Dr. Rothbart is currently President of the North American Cervicogenic Headache Society, an association of specialists in the treatment of cervicogenic headaches. He was also recently elected Chair of the Chronic Pain Section of the Ontario Medical Association. In collaboration with Alan Drizen, Dr. Rothbart discovered the IPM delivery system.

         Gary M. Nath has been Secretary and a director of L.A.M. since its inception. He has a BS degree in Biology and Chemistry, two years of post-graduate work in Biochemistry and a law degree. Mr. Nath has worked in the patent and trademark law departments of FMC Corporation, NL Industries, and Warner Lambert Company in the capacities of patent attorney, group patent and trademark counsel and general patent counsel, respectively. Mr. Nath is the founding and managing partner of the intellectual property law firm Nath & Associates located in Washington, DC. He counsels a wide range of domestic and international clients across a broad range of technologies, including chemical, pharmaceutical, biotechnical and mechanical fields. He has published extensively and has spoken on intellectual property law procurement, enforcement and transfer before numerous professional and lay groups in the United States and Japan. He is a member of the American Bar Association, the New Jersey Bar Association, the American Intellectual Property Law Association, the International Patent Association, the Association of University Technology Managers, and is admitted to practice before the U.S. Patent and Trademark Office, Canadian Patent Office and numerous courts around the United States.

Executive Compensation.

              The following table sets forth in summary form the compensation earned or received by (i) the Chief Executive Officer of L.A.M. and (ii) by each other executive officer of L.A.M. who earned or received in excess of $100,000 during the fiscal years ended December 31, 1998, 1999 and 2000.



                                    Annual Compensation                         Long Term Compensation
                         -------------------------------------------       ---------------------------------------
                                                                                                            All
                                                                              Re-                         Other
                                                              Other          stric-                       Com-
Name and                                                    Compen-         Stock        Options          pensa-
Principal                Fiscal      Salary      Bonus        sation       Awards        Granted           tion
Position                  Year         (1)         (2)          (3)            (4)            (5)           (6)
---------                ------      -------     -------    -----------    -----------   ------------     -------

Alan Drizen,               2000      $120,000       --             --             --           --             --
President and               1999     $110,000       --             --             --           --             --
Chief Executive             1998     $120,000       --             --             --           --             --
Officer




(1)    The dollar value of base salary (cash and non-cash) received or earned.
(2)    The dollar value of bonus (cash and non-cash) received.
(3) Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.
(4) During the period covered by the foregoing table, the shares of restricted stock issued as compensation for services. The table below shows the number of shares of L.A.M.'s common stock owned by the officers listed above, and the value of such shares as of December 31, 2000.

              Name                       Shares                     Value

              Alan Drizen               2,369,924                $7,583,700

(5) The shares of Common Stock to be received upon the exercise of all stock options granted during the period covered by the table
(6) All other compensation received that L.A.M. could not properly report in any other column of the table.

     The following shows the amounts which L.A.M. expects to pay to its officers during the twelve month period ending December 31, 2001, and the time which L.A.M.'s executive officers plan to devote to L.A.M.'s business. L.A.M. does not have employment agreements with any of its officers.

                             Proposed                  Time to be Devoted
         Name              Compensation               To Company's Business

     Joseph Slechta          $150,000                          100%
     Alan Drizen             $120,000                          100%
     Peter Rothbart                --                            5%
     Gary M. Nath                  --                           15%

(1) The compensation to be paid to these persons will depend upon funding L.A.M. receives separate and apart from this offering.

     Gary Nath provides legal services to L.A.M. See "Certain Relationships and Transactions" below. During the year ending December 31, 2001 L.A.M. expects that it will continue to use the services of Mr. Nath's law firm.

         L.A.M.'s Board of Directors may increase the compensation paid to L.A.M.'s officers depending upon the results of L.A.M.'s future operations.

     L.A.M. does not have any employment agreements with any of its executive officers.

Certain Relationships and Transactions.

     In September 1998 L.A.M. sold shares of its common stock to the persons, in the amounts, and for the consideration set forth below:

                                                Number
           Name                                of Shares       Consideration

           Alan Drizen                       1,076,308 (1)        $10,763
           Peter Rothbart                    1,076,308 (2)        $10,763
           Gary M. Nath                        742,784             $7,423

         In September 1998 L.A.M. issued 6,000,000 shares of its common stock in consideration for all of issued and outstanding shares of LAM Pharmaceuticals LLC, a Florida limited liability company. See "Business" for further information concerning the acquisition of LAM Pharmaceuticals LLC. The following officers, directors and other persons received shares of L.A.M.'s common stock in connection with this transaction.

                  Name                                        Shares Acquired

                  Alan Drizen                                     1,603,616 (1)
                  Peter Rothbart                                  1,603,616 (2)
                  Gary M. Nath                                    1,105,942
                  Lisa Krinsky                                      674,510 (3)
                  Arnold Hantman                                    376,019
                  All Other Sellers as a Group                      636,297
                                                                 ----------
                                                                  6,000,000

(1) Includes shares held by the Canyon Trust, a discretionary trust, of which Mr. Drizen may be deemed the beneficial owner.
(2) Includes shares held by the Lexus Trust, of which Mr. Rothbart may be deemed the beneficial owner.
(3) Includes shares held by the South Florida Bioavailability Clinic of which Lisa Krinsky is the majority shareholder.

     Subsequent to September 1998 Mr. Drizen, Mr. Rothbart and Mr. Nath sold a portion of their shares in transactions which were exempt pursuant to Rule 144 of the Securities and Exchange Commission and gifted a portion of their shares to relatives.

     During 1998, 1999 and 2000 L.A.M. paid Mr. Nath, an officer and director of L.A.M., $10,721, $63,210, and $71,100 respectively for legal services provided to L.A.M. As of December 31, 2000 L.A.M. owed Mr. Nath approximately $324,000 for legal services.

     L.A.M. has received advances from Mr. Drizen ($525,000), Mr. Rothbart ($170,000) and Mr. Nath ($475,000) that were used to fund L.A.M.'s operations, research and development and clinical trials. The advances from Mr. Rothbart and Mr. Nath will be repaid, without interest, out of 25% of any net income generated by L.A.M. Net income will be determined under generally accepted accounting principles and on a quarterly, after-tax basis. As explained below, advances from Mr. Drizen in the amount of $408,078 have been off-set against amounts owed by Mr. Drizen to L.A.M. L.A.M. anticipates paying the remaining $116,922 owed to Mr. Drizen in the same manner as the advances to Mr. Rothbart and Mr. Nath.

     Between February 2, 2001 and April 26, 2001 Mr. Drizen, an officer and one of three directors of L.A.M. at that time, borrowed $1,075,000 from L.A.M. The amounts borrowed by Mr. Drizen were used to purchase 441,200 shares of L.A.M.'s common stock between February 2, 2001 and May 10, 2001 in an effort to stabilize L.A.M.'s stock price in the face of extensive short selling. Dr. Peter Rothbart, also an officer and director of L.A.M., was advised by Mr. Drizen in late February 2001 that Mr. Drizen was purchasing shares of L.A.M.'s common stock in an effort to stabilize L.A.M.'s stock price. However, Dr. Rothbart did not know until May 11, 2001 that Mr. Drizen was using corporate funds for this purpose. Gary Nath, an officer and director of L.A.M., and Joseph Slechta, an officer of L.A.M., were not aware of Mr. Drizen's activities in this regard until May 11, 2001. Dr. Rothbart, Mr. Slechta and Mr. Nath became aware of Mr. Drizen's borrowings from the Company in connection with Mr. Slechta's review of the Company's financial statements for the quarter ended March 31, 2001.

         Mr. Drizen has agreed to pay the $1,075,000 borrowed from L.A.M., together with interest at 6% per year, in accordance with the terms of a promissory note. The note provides for a series of periodic payments with the unpaid amount of the note, together with any accrued and unpaid interest, due on March 31, 2002. On May 25, 2001 L.A.M.'s Directors approved these repayment terms, and at the same time ratified Mr. Drizen's borrowings from L.A.M.

         Although Mr. Drizen agreed to secure the repayment of this note, L.A.M.'s Board of Directors, in view of the fact that proceeds from the sale of Mr. Drizen's shares of L.A.M.'s common stock would be the primary source of funds which would be used to repay the Note, did not require Mr. Drizen to secure the repayment of the Note. Accordingly, the Note from Mr. Drizen is unsecured. As of November 5, 2001, all payments required under the terms of Mr. Drizen's promissory note have been paid and the outstanding principal balance of the note was $690,000.

         As a result of Mr. Drizen's purchases and sales of L.A.M.'s common stock between October 2000 and May 2001, L.A.M. is entitled to a recoverable profit from Mr. Drizen, computed in accordance with 16(b) of the Securities Exchange Act of 1934, in the amount of $408,078.

     Section 16(b) of the Exchange Act allows a corporation to recover any profits realized by officers, directors, and principal shareholders of a corporation from the purchase and sale (or sale and purchase) of equity securities of the corporation within a six-month period. Although Section 16(b) was designed to prevent the unfair use of information that may have been obtained by insiders through their relationship to a corporation, Section 16(b) nevertheless imposes strict liability which does not depend upon the actual use or possession of inside information by an insider.

     The formula most frequently used by a corporation to recover profits is known as the "lowest price in/highest price out" method, by which profit is computed by matching the highest sale price with the lowest purchase price within six months, the next highest sale price with the next lowest purchase price within six months, and so forth, until all shares have been included in the computation. Although this profit computation allows for the maximum recovery to the corporation, in the case of multiple sales and purchases within a six month period, it often results in a higher profit than the profit actually realized by the insider, and in some cases may result in a profit when the insider actually incurred losses from the sales and purchases. Mr. Drizen, for example, estimates that he incurred a loss of approximately $900,000 as a result of his purchases and sales of L.A.M.'s common stock between October 2000 and May 2001.

L.A.M. and Mr. Drizen agreed to offset the $408,078 owed by L.A.M. to Mr. Drizen by this amount. Accordingly, the amount owed by L.A.M. to Mr. Drizen as of November 27, 2001 has been reduced to $116,922.

Long Term Incentive Plans - Awards in Last Fiscal Year

              None.

Employee Pension, Profit Sharing or Other Retirement Plans

     L.A.M. does not have a defined benefit, pension plan, profit sharing or other retirement plan, although L.A.M. may adopt one or more of such plans in the future.

Compensation of Directors

     Standard Arrangements. At present L.A.M. does not pay its directors for attending meetings of the Board of Directors, although L.A.M. may adopt a director compensation policy in the future. L.A.M. has no standard arrangement pursuant to which directors of L.A.M. are compensated for any services provided as a director or for committee participation or special assignments.

     Other Arrangements. During the year ended December 31, 2000, and except as disclosed elsewhere in this registration statement, no director of L.A.M. received any form of compensation from L.A.M.

              See " Stock Option and Bonus Plans" below for information concerning stock options and stock bonuses granted to L.A.M.'s officers and directors.

Stock Option and Bonus Plans

     L.A.M. has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. A summary description of each Plan follows. In some cases these three Plans are collectively referred to as the "Plans".

      Incentive Stock Option Plan. The Incentive Stock Option Plan authorizes the issuance of options to purchase up to 1,000,000 shares of L.A.M.'s Common Stock, less the number of shares already optioned under both this Plan and the Non-Qualified Stock Option Plan. The Incentive Stock Option Plan became effective on March 15, 2000 and will remain in effect until March 15, 2010 unless terminated earlier by action of the Board. Only officers, directors and key employees of L.A.M. may be granted options pursuant to the Incentive Stock Option Plan.

         In order to qualify for incentive stock option treatment under the Internal Revenue Code, the following requirements must be complied with:

1.   Options granted pursuant to the Plan must be exercised no later than:

(a) The expiration of thirty (30) days after the date on which an option holder's employment by L.A.M. is terminated.

(b) The expiration of one year after the date on which an option holder's employment by L.A.M. is terminated, if such termination is due to the Employee's disability or death.

     2. In the event of an option holder's death while in the employ of L.A.M., his legatees or distributees may exercise (prior to the option's expiration) the option as to any of the shares not previously exercised.

         3. The total fair market value of the shares of Common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

     4. Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the Common Stock of L.A.M. may not be exercisable by its terms after five years from the date of grant.

         5. The purchase price per share of Common Stock purchasable under an option is determined by the Committee but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning L.A.M.'s stock which represents more than 10% of the total combined voting power of all classes of stock).

         Non-Qualified Stock Option Plan. The Non-Qualified Stock Option Plan authorizes the issuance of options to purchase up to 7,000,000 shares of L.A.M.'s Common Stock less the number of shares already optioned under both this Plan and the Incentive Stock Option Plan. The Non-Qualified Stock Option Plan became effective on March 15, 2000 and will remain in effect until March 15, 2010 unless terminated earlier by the Board of Directors. L.A.M.'s employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of L.A.M.'s Common Stock on the date the option is granted.

         Options granted pursuant to the Plan not previously exercised terminate upon the date specified when the option was granted.

         Stock Bonus Plan. Up to 500,000 shares of Common Stock may be granted under the Stock Bonus Plan. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, L.A.M.'s employees, directors, officers, consultants and advisors are eligible to receive a grant of L.A.M.'s shares; provided, however, that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

         Other Information Regarding the Plans. The Plans are administered by L.A.M.'s Board of Directors. The Board of Directors has the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

         In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of L.A.M. or the period of time a non-employee must provide services to L.A.M. At the time an employee ceases working for L.A.M. (or at the time a non-employee ceases to perform services for L.A.M.), any shares or options not fully vested will be forfeited and cancelled. In the discretion of the Board of Directors payment for the shares of Common Stock underlying options may be paid through the delivery of shares of L.A.M.'s Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Board of Directors.

         Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

         The Board of Directors of L.A.M. may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; increase or decrease the total number of shares of Common Stock which may be issued pursuant to the Plans except in the case of a reclassification of L.A.M.'s capital stock or a consolidation or merger of L.A.M.; reduce the minimum option price per share; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

         The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

         Summary. The following sets forth certain information as of December 12, 2001 concerning the stock options and stock bonuses granted by L.A.M. Each option represents the right to purchase one share of L.A.M.'s common stock.



                                              Total              Shares                              Remaining
                                              Shares          Reserved for            Shares          Options/
                                             Reserved         Outstanding          Issued As          Shares
Name of Plan                                Under Plan          Options           Stock Bonus        Under Plan
------------                                ----------        ------------        -----------        ----------

Incentive Stock Option Plan                   1,000,000               --                  N/A            1,000,000
Non-Qualified Stock Option Plan               7,000,000        4,500,000                  N/A            2,500,000
Stock Bonus Plan                                500,000              N/A              100,000              400,000




     The following table summarizes the options and stock bonuses granted to the Company's officers, directors, employees and consultants pursuant to the Plans:
Incentive Stock Options

         None

Non-Qualified Stock Options



                                     Shares Subject          Exercise         Date of               Expiration
Option Holder                          To Option               Price           Grant             Date of Option
-------------                        -----------------       ----------       ---------          --------------

Joseph Slechta                              300,000            $0.58           06/05/01           06/05/06
Joseph Slechta                              300,000            $0.58           07/16/01           06/05/06
Joseph Slechta                            3,000,000            $0.58           07/16/01           06/30/11 *
Alan Drizen                                 300,000            $0.58           07/16/01           06/05/06
Peter Rothbart, M.D.                        300,000            $0.58           07/16/01           06/05/06
Gary M. Nath                                300,000            $0.58           07/16/01           06/05/06




         The shares issuable upon the exercise of 4,500,000 of the options listed above have been registered for public sale by means of a registration statement on Form S-8 which has been filed with the Securities and Exchange Commission.

* The exercise of these options is subject to the following conditions:

(1) Options to purchase 750,000 shares will not be exercisable and will expire on 12/31/01 unless between 6/30/01 and 1/01/02 L.A.M.:

A.   receives a minimum of $500,000 in debt or equity financing; or
B. enters into a license, product development agreement or other agreement which will provide revenues to L.A.M., it being understood that no minimum revenues are required.

(2) Option to purchase 1,000,000 shares will not be exercisable and will expire on 12/31/02 unless between 1/01/02 and 1/01/03 L.A.M.:

A.   receives a minimum of $2,000,000 in debt or equity financing; or
B. enters into a license, product development agreement or other agreement which will provide revenues to L.A.M. of at least $2,000,000 over the term of the license or agreement; or
C.   has gross revenues of $5,000,000.

(3) Options to purchase 1,250,000 shares will not be exercisable and will expire on 12/31/03 unless between 1/01/03 and 1/01/04 L.A.M.:

A.   receives a minimum of $2,000,000 in debt or equity financing; or
B. enters into a license, product development agreement or other agreement which will provide revenues to L.A.M. of at least $2,000,000 over the term of the license or agreement; or
C.   has gross revenues of $7,500,000.

         In the event the performance criteria set forth in (1), (2), or (3) above are not met, then options will be exercisable on a pro rata basis based upon the performance achieved versus the performance criteria specified. A majority of L.A.M.'s disinterested directors will determine the number of options which are exercisable.

         Notwithstanding the foregoing all options which have not yet expired will be immediately exercisable and fully vested in the event Slechta is terminated without cause or upon a Change in Control. A Change in Control will be deemed to have occurred if:

         (i) any "person" (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act), other than L.A.M., any majority-owned subsidiary of the Company or any compensation plan of L.A.M., becomes the "beneficial owner" (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of L.A.M. (whether by merger, consolidation, reorganization or otherwise) representing 40% or more of the combined voting power of L.A.M.'s then outstanding securities;

         (ii) prior to 01/04/04, the individuals who on the date of this resolution constitute the Board of Directors of L.A.M. cease for any reason to constitute at least a majority of such Board of Directors, unless the election of each director who was not a director on the date of this resolution has been approved in advance by directors representing at least two-thirds of the directors then in office who were also directors on the date of this resolution;

         (iii) any "person" (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than L.A.M., any subsidiary of L.A.M. or any compensation, retirement, pension or other employee benefit plan or trust of L.A.M., becomes the "beneficial owner" (as such term is defined in

                  Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of any wholly-owned or majority-owned subsidiary/subsidiaries of L.A.M. or any successor to any wholly-owned or majority-owned subsidiary/subsidiaries of L.A.M., (whether by merger, consolidation, reorganization or otherwise) representing a majority of the combined voting power of the then outstanding securities of any wholly owned majority owned subsidiary/subsidiaries of L.A.M., as the case may be;

         (iv) L.A.M. merges or consolidates with or into another corporation or other entity, or enters into a binding agreement to merge or consolidate with or into another corporation or other entity, other than a merger or consolidation which would result in the voting securities of L.A.M. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or entity) not less than 60% of the combined voting power of the voting securities of L.A.M. or such surviving corporation or entity outstanding immediately after such merger or consolidation;

         (v) L.A.M. shall sell, lease, exchange, transfer, convey or otherwise dispose of all or substantially all of its assets, or enter into a binding agreement for the sale, lease, exchange, transfer, conveyance or other disposition of all or substantially all of its assets, in one transaction or in a series of related transactions;

         (vi) L.A.M. shall liquidate or dissolve, or any plan or proposal shall be adopted for the liquidation or dissolution of L.A.M.

     Notwithstanding the foregoing all options which are not yet exercisable will immediately expire on the date (i) Slechta voluntarily terminates his employment with L.A.M. or (ii) the date L.A.M. notifies Slechta that he has been Terminated for Cause. Terminated for Cause means:

  (i) The determination by a vote of a majority of the disinterested members of the Board of Directors, which determination shall be based upon competent medical evidence, that Slechta will be unable to perform his duties as an officer of L.A.M. by reason of injury, illness, or other physical or mental disability after absences for a period or periods aggregating in excess of 45 working days in any 12-month period.

 (ii) The determination by a majority of the disinterested members of the Board of Directors that Slechta has been absent from his employment for whatever cause, excluding allowable vacations or sickness and disability, for a period of more than 60 working days in any 12-month period.

(iii) The vote of a majority of the disinterested members of the Board of Directors determining that Slechta has become so intemperate in his use of alcohol or drugs as seriously to interfere with the performance of his duties as an officer of L.A.M.

     (iv) A vote of a majority of the disinterested members of the Board of Directors finding that (A) Slechta has violated any statute or regulation, materially and adversely affecting L.A.M. reputation, or earnings or welfare, (B) has been grossly negligent or engaged in willful misconduct in the performance of his duties as an officer of L.A.M., or (C) Slechta has refused to follow the proper directions of the Board of Directors.

         Any financing, license agreement, product development agreement or other agreement referred to in (1), (2) or (3) above must be approved by L.A.M.'s Board of Directors.

     During October and November 2000, L.A.M. granted Mr. Slechta options to purchase 225,000 shares of common stock at prices ranging between $3.50 to $4.00 per share. The options have since been cancelled by the mutual agreement of L.A.M. and Mr. Slechta.

Stock Bonuses

     The following officers of L.A.M. have received shares of the Company's common stock as stock bonuses:

       Name                                                      Shares
       ----                                                      -------

Joseph Slechta                                                  100,000

Other Options

         See "Comparative Share Data" for information concerning other outstanding options. Persons owning certain of these options which collectively allow for the purchase of 8,370,493 shares of L.A.M.'s common stock are offering the shares issuable upon the exercise of these options for public sale by means of this prospectus. See "Selling Shareholders".


                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information as of February 12, 2002 concerning the common stock owned by each officer and director of L.A.M., and each other person known to L.A.M. to be the beneficial owner of more than five percent (5%) of L.A.M.'s common stock.

                                  Amount and Nature of
                                  Beneficial Ownership          Percentage
Name                              Number of Shares (1)          Ownership

Joseph T. Slechta                     80,000                        0.3%
800 Sheppard Avenue West,
Commercial Unit 1
Toronto, Ontario
Canada  M3H 6B4

Alan Drizen                        1,420,000 (2)                    6.6%
800 Sheppard Avenue West,
Commercial Unit 1
Toronto, Ontario
Canada  M3H 6B4

Peter Rothbart                     2,679,924 (3)                   12.4%
274 St. Clements Avenue.
Toronto, Ontario
Canada  M4R 1H5

Gary M. Nath                       1,848,226                        8.6%
6106 Goldtree Way,
Bethesda, Maryland 20817

(All Officers and Directors as
a group, 4 persons)                6,028,150                         28%

(1) Excludes shares issuable upon the exercises of options held to the following persons:

                             Shares Issuable
                              Upon Exercise         Option          Expiration
   Name                         of Option        Exercise Price   Date of Option
   ----                      ---------------     --------------   --------------

Joseph T. Slechta               300,000              $0.58         06/05/06
Joseph T. Slechta               300,000              $0.58         06/05/06
Joseph T. Slechta             3,000,000              $0.58         06/30/11
Joseph T. Slechta               190,000              $0.58         01/18/03
Alan Drizen                   1,550,000              $0.58         01/18/03
Peter Rothbart                  300,000              $0.58         06/05/06
Peter Rothbart                  190,000              $0.58         01/18/03
Gary M. Nath                    300,000              $0.58         06/05/06
Gary M. Nath                    190,000              $0.58         01/18/03

(2) Includes shares held by the Canyon Trust, a discretionary trust, of which Mr. Drizen may be deemed the beneficial owner.

(3) Includes shares held by the Lexus Trust, of which Mr. Rothbart may be deemed the beneficial owner.

                              SELLING SHAREHOLDERS

         This prospectus relates the sale of shares of L.A.M.'s common stock by certain owners of such shares. The shares were issued by L.A.M. in various private offerings for cash, services rendered, and in settlement of amounts owed by L.A.M. to various third parties.

         The owners of the common stock to be sold by means of this prospectus are referred to as the "selling shareholders".

         L.A.M. will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by L.A.M. The selling shareholders will pay all other costs of the sale of the shares offered by them.

      The following table identifies the selling shareholders and the shares which are being offered for sale by the selling shareholders.



                                                              Shares
                                                             Issuable
                                           Shares            Upon the            Shares to Be          Share
                                          Presently          Exercise              Sold in this      Ownership
Name                                        Owned           of Options              Offering        After Offering

Jacob Alter                                50,000                   -                50,000                   -
Helen Arbis                                15,912               1,591                17,503                   -
AsiaCom Ltd.                               68,900                   -                68,900                   -
Howard Barth                               18,363               1,836                20,199                   -
Lawrence Becker                             6,995                 699                 7,694                   -
Tom Bernard                                20,000                   -                20,000                   -
750545 Ontario Ltd. (Tom Bernard)          20,000                   -                20,000                   -
Frans Berndsen                            243,636              18,363               261,999                   -
569525 Ontario Limited
   (David Bishop)                          25,000                   -                25,000                   -
A. Blinick                                 14,851               1,485                16,336                   -
S. Blinick                                 15,912               1,591                17,503                   -
Darryl Bonder (Dr)                              -               7,500                 7,500                   -
George Brown                               16,789               1,678                18,467                   -
Callisto Limited (Jessica Garbutt)         30,000                   -                30,000                   -
Elizabeth Campbell                              -              15,000                15,000                   -
Caprock Capital Corp                      100,000                   -               100,000                   -
Antonio Care                              820,970             428,596             1,214,566              35,000
BIC International                       1,354,284             115,428             1,469,712                   -
Nigel Caseby (Dr)                          95,000                   -                95,000                   -
Ian  and Marguerite Caunt                  57,500              50,000               100,000               7,500
1344393 Ontario Inc.                      100,000           1,000,000             1,100,000                   -



Jeff Wolburgh                             266,436              21,643               288,079                   -
Tom Breckles                              120,000                   -               120,000                   -
Growth Capital Strategies Inc.            146,436              21,643               168,079                   -
David Coates                                    -              50,000                50,000                   -
Peter Copetti                             575,000                   -               200,000             375,000
128344 Ontario Inc.                             -              25,000                25,000                   -
1189203 Ontario Inc.                            -              25,000                25,000                   -
Griffin Dist. Ltd.                              -              25,000                25,000                   -
Larrge Global Capital Inc.                200,000           1,490,000             1,690,000                   -
Curtis Family Trust                       170,000              50,000               220,000                   -
Entrepreneur en Peinture L.
   Conca Inc.                              15,000                   -                15,000                   -
Robert Lalonde                             15,000                   -                15,000                   -
Wendy Cybulski                              6,995                 699                 7,694                   -
Thomas A. Dignan (Dr)                       2,000                   -                 2,000                   -
Karyn Dirse                                16,789               1,678                18,467                   -
Alan Drizen                                     -           1,550,000             1,550,000                   -
Lawrence Drizen                           250,000                   -               250,000                   -
Mark Eisen                                 15,000                   -                15,000                   -
John Emmett (Dr)                           20,000                   -                20,000                   -
Heather Erickson & Tom Dign                 2,000                   -                 2,000                   -
Ellis Gareth                               60,000                   -                60,000                   -
Marek Gawel (Dr)                                -              36,000                36,000                   -
Robert P Grandy                                 -              25,000                25,000                   -
David Green                               117,527              11,752               129,279                   -
Bob Gude                                        -              25,000                25,000                   -
Burnham Securities Inc.                         -               5,000                 5,000                   -
John Guerra                                55,299             225,000               225,000              55,299
Margaret Gurd                                   -              25,000                25,000                   -
Mildred Haenlein                                -              25,000                25,000                   -
Carol A. Harris                            15,000                   -                15,000                   -
Joel Hibloom                                    -              25,000                25,000                   -
David Hochman                                   -              10,000                10,000                   -
Earl Hunter                                 9,094                 909                10,003                   -
Sheldon Kales                             100,000                   -               100,000                   -
Barry Kaplan Associates                         -             300,000               300,000                   -
David Katz                                 80,000                   -                80,000                   -
Martin Kornbluth                          250,000                   -               250,000                   -
Harry Kozak                                 6,995                 699                 7,694                   -
Peter Langenberg                          293,636              68,363               361,999                   -
Bess Lokach                                 5,000              10,000                10,000               5,000
Forrest Mackeigan                         100,000                   -               100,000                   -
Tony Maiolino                                   -              10,000                10,000                   -
Ann Makischuk                              50,000                   -                50,000                   -
Ron Makischuk                                   -              50,000                50,000                   -
Patrick Manuel                                  -               7,500                 7,500                   -
Paul Marchal                                    -              50,000                50,000                   -
G. Martini                                 44,072               4,407                48,479                   -
Ray Maruschak                             338,000              60,000               398,000                   -
Michael Micalizzi                          60,000             175,000               235,000                   -
Murdock Opportunity Fund LP                     -             100,000               100,000                   -



Murrayfield Investments Ltd.                    -             175,000               175,000                   -
Vantech Securities Ltd.                   567,272              36,727               603,999                   -
AnnaMarie Muzzatti                              -              25,000                25,000                   -
Gary Nath                                       -             190,000               190,000                   -
Pina Noce                                  85,000              35,000               120,000                   -
1263987 Ontario Inc.                       50,000             265,000               315,000                   -
Fausto Noce                                 8,000                   -                 8,000                   -
Franca Noce                                 4,000                   -                 4,000                   -
Mario Vitello and Dorothy Vitelli           3,000                   -                 3,000                   -
Terence E. Nowicki                         26,736               2,713                29,449                   -
EC-AJ Enterprise Inc.                      14,400               1,400                15,800                   -
Lara Okihiro                               21,281               2,128                23,409                   -
378462 Ontario Ltd.                        22,882                   -                22,882                   -
Douglas Osborn                              6,995                 699                 7,694                   -
V. Palazzo                                 47,745               4,774                52,519                   -
Manhar & Subhadra Patel                    14,851               1,485                16,336                   -
A.P.J.F. Peeters                           60,000                   -                60,000                   -
Russell Plawiuk                                 -              50,000                50,000                   -
V. Lynette Powell                           3,000                   -                 3,000                   -
The Fine Family Trust                      19,550               4,243                23,793                   -
Janice Fine                                10,608               1,061                11,669                   -
Toby Barth                                 10,608               1,060                11,668                   -
Mark Qualey                                     -              50,000                50,000                   -
Ronald Reece                              336,727               3,672               340,399                   -
Ronald Reece Pension Trust                 55,090               5,509                60,599                   -
Ronald Reece M.D. Revocable Trust               -             300,000               300,000                   -
Julia Ross                                  5,000              20,000                20,000               5,000
Peter Rothbart                                  -             190,000               190,000                   -
Robert Searles                             34,978               3,497                38,475                   -
Fred Shapero                               31,824               3,182                35,006                   -
Ken Skoretz                                     -              30,000                30,000                   -
Joseph T. Slechta                               -             190,000               190,000                   -
SMCG Management Ltd.                      350,000                   -               350,000                   -
Phillip W Speller                               -              50,000                50,000                   -
VC Spencer                                 55,965               5,596                61,561                   -
Judith Sprott                              31,824               3,182                35,006                   -
Ed Stewart                                 34,978               3,497                38,475                   -
Hilbery and Nora Swithin-Jones             15,000                   -                15,000                   -
John H Verrall                                  -              50,000                50,000                   -
3501931 Canada Inc.                       356,103             385,610               741,713                   -
E. Vespa in trust for J.P. Vespa           20,000                   -                20,000                   -
E. Vespa in trust for T. Vespa             20,000                   -                20,000                   -
Pantheon Capital Ltd.                      60,000                   -                60,000                   -
Torham Capital Ltd                        124,000                   -               124,000                   -
Peter Vitelli                                   -              10,000                10,000                   -
R. Michael Watt                            15,000                   -                15,000                   -
Harley Waxer (Dr)                         100,000              50,000               150,000                   -
Dave Weitzel                                6,995                 699                 7,694                   -
A.L.A. Verberkmores                        60,000                   -                60,000                   -
Robert Withrow                              6,995                 699                 7,694                   -
Michael Woods                              50,000                   -                50,000                   -



World Enterprises Co.                     100,000                   -               100,000                   -
Frank Yakabuski                                 -              50,000                50,000                   -
John and Mirella Zanella                        -              15,000                15,000                   -
Allan and Sherry Zener                     10,000                   -                10,000                   -
                                      -------------- ------------------        ---------------  ------------------
                                        9,335,798           8,370,493            17,223,492             482,799
                                      =============       =============         =============       ==============




         Manner of Sale. The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
o face-to-face transactions between sellers and purchasers without a broker/dealer.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

         The selling shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. L.A.M. has agreed to indemnify the selling shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

         L.A.M. has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. L.A.M. has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". L.A.M. has also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES
Common Stock

      L.A.M. is authorized to issue 50,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of L.A.M.'s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid until L.A.M. is in profit.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by L.A.M. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

Preferred Stock

      L.A.M. is authorized to issue up to 5,000,000 shares of Preferred Stock. L.A.M.'s Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of L.A.M.

Transfer Agent

                  Corporate Stock Transfer, Inc.
                  3200 Cherry Creek Drive South, Suite 430
                  Denver CO, 80209
                  Telephone Number (303)-282-4800
                  Facsimile Number (303)-777-3094

                                LEGAL PROCEEDINGS

         L.A.M. is not involved in any pending or threatened legal proceeding.

                                     EXPERTS

         The audited consolidated balance sheet of L.A.M. as of December 31, 1999 and 2000, and the related Statements of Operations, Changes in Deficiency in Assets and of Cash Flows for the period from inception (February 1, 1994) to December 31, 2000 and the two years ended December 31, 1999 and 2000, included herein have been audited by Rotenberg & Company, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

         With respect to the Independent Accountants' Report on the unaudited interim financial information of L.A.M. Pharmaceutical Corp. for the nine months ended September 30, 2001 and 2000 dated November 5, 2001 (except Note D which is dated December 4, 2001), which is incorporated herein by reference, Rotenberg & Company, LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports and incorporated by reference herein, they did not audit and they did not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Rotenberg & Company, LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because their report is not a "report" on a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

         Effective November 8, 1999 L.A.M. retained Rotenberg & Company, LLP to act as L.A.M.'s independent certified public accountants. In this regard Rotenberg & Company replaced Ernst & Young, LLP ("Ernst & Young") which audited L.A.M.'s financial statements for the fiscal year ended December 31, 1997. L.A.M. replaced Ernst & Young since L.A.M.'s accounting functions were transferred from Florida to Ontario, Canada. The report of Ernst & Young for this fiscal year did not contain an adverse opinion, or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles. However, the report of Ernst & Young for this fiscal year was qualified with respect to uncertainty as to L.A.M.'s ability to continue as a going concern. During L.A.M.'s two most recent fiscal years and subsequent interim period ending November 8, 1999, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Ernst & Young would have caused it to make reference to such disagreements in its reports.

     L.A.M. has authorized Ernst & Young to discuss any matter relating to L.A.M. and its operations with Rotenberg & Company.

     The change in L.A.M.'s auditors was recommended and approved by the board of directors of L.A.M. L.A.M. does not have an audit committee.

         During the two most recent fiscal years and subsequent interim period ending November 8, 1999, L.A.M. did not consult with Rotenberg & Company regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on L.A.M.'s financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.

                                 INDEMNIFICATION

         L.A.M.'s Bylaws authorize indemnification of a director, officer, employee or agent of L.A.M. against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of L.A.M. who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling L.A.M. pursuant to the foregoing provisions, L.A.M. has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION
         L.A.M. is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed by L.A.M. can be inspected and copied at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Securities and Exchange Commission's Regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at its office in Washington, D.C. 20549 at prescribed rates. Certain information concerning e-Video is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. L.A.M. has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits) under the Securities Act of 1933, as amended (the "Act"), with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement.

                              FINANCIAL STATEMENTS

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


TABLE OF CONTENTS
--------------------------------------------------------------------------------


Independent Auditors' Report                                        F-2

Balance Sheets at December 31, 2000 and 1999                        F-3

Statements of Changes in Stockholders' Deficit
for the Years Ended December 31, 2000, 1999 and
1998 and for the Period From the Date of Inception
(February 1, 1994) Through December 31, 200                      F-4 to F-6

Statements of Operations for the Years Ended
December 31, 2000,  1999 and 1998 and for the
Period From the Date of Inception (February 1,
1994) Through December 31, 2000                                     F-7

Statements of Cash Flows for the Years Ended
December 31, 2000, 1999 and 1998 and for the
Period From the Date of Inception (February 1,
1994) Through December 31, 2000                                 F8 to F-9

Notes to Financial Statements                                  F-10 to F-19

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
  and Shareholders
L.A.M. Pharmaceutical, Corp.
Miami, Florida


   We have audited the accompanying balance sheets of L.A.M. Pharmaceutical, Corp. (A Development Stage Company) as of December 31, 2000 and 1999, and the related statements of changes in stockholders' deficit, operations and cash flows for each of the three years in the period ended December 31, 2000 and for the period from the date of inception (February 1, 1994) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of L.A.M. Pharmaceutical, Corp. as of December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 and for the period of inception (February 1, 1994) through December 31, 2000, in conformity with generally accepted accounting principles.



/s/ Rotenberg & Company, LLP

Rotenberg & Company, LLP
Rochester, New York
  February 9, 2001

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

BALANCE SHEETS
--------------------------------------------------------------------------------
                                                    December 31,   December 31,
                                                        2000         1999
--------------------------------------------------------------------------------
ASSETS
Current Assets
Cash and Cash Equivalents                          $ 1,545,692     $  558,710
Cash Held by Broker - Debentures                       357,250        465,000
Note Receivable - Debentures                                --         50,000
Accounts Receivable                                     75,000         75,000
Inventory - Raw Materials                              121,125             --
Prepaid Expenses                                         2,639             --
--------------------------------------------------------------------------------
Total Current Assets                                 2,101,706      1,148,710

Property and Equipment - Net of Accumulated
Depreciation                                            19,601          4,922

Other Assets
Patents and Trademarks - Net of Accumulated
Amortization                                           336,196        232,417
--------------------------------------------------------------------------------
Total Assets                                       $ 2,457,503    $ 1,386,049
--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts Payable and Accrued Expenses                $ 326,762    $   111,627
Convertible Debentures                               1,658,250      1,252,000
--------------------------------------------------------------------------------
Total Current Liabilities                            1,985,012      1,363,627

Non-Current Liabilities
Due to Stockholders                                  1,266,837      1,390,837
Deferred Royalty Revenue                               207,360        207,360
--------------------------------------------------------------------------------
Total Liabilities                                    3,459,209      2,961,824
--------------------------------------------------------------------------------
Stockholders' Deficit
Common Stock - $.0001 Par; 50,000,000 Shares
Authorized; 13,998,930 and 10,392,500
Shares Issued and Outstanding as of
December 31, 2000 and 1999, Respectively                 1,400          1,039
Additional Paid in Capital                           8,812,199      3,461,483
Deficit Accumulated During Development Stage        (9,815,305)    (5,038,297)
--------------------------------------------------------------------------------
Total Stockholders' Deficit                         (1,001,706)    (1,575,775)
--------------------------------------------------------------------------------
Total Liabilities and Stockholders' Deficit        $ 2,457,503   $  1,386,049
--------------------------------------------------------------------------------

    The accompanying notes are an integral part of this financial statement.

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
For the Period From the Date of Inception (February 1, 1994) Through
December 31, 2000
--------------------------------------------------------------------------------


                                                                          Deficit
                                                                        Accumulated
                                                          Additional      During            Total
                                                 Common    Paid-In      Development      Stockholders
                                     Shares      Stock     Capital         Stage        Equity/(Deficit)
--------------------------------------------------------------------------------------------------------
Inception - February 1, 1994            --       $  --     $  --          $  --           $     --
Capital Contribution - Services
Rendered                                --          --      22,799           --             22,799
Capital Contribution -  Laboratory
Equipment                               --          --      24,245           --             24,245
Net Loss                                --          --        --         (356,393)        (356,393)
--------------------------------------------------------------------------------------------------------
Balance - December 31, 1994             --          --      47,044       (356,393)        (309,349)
Capital Contribution - Services
Rendered                                --          --     172,020           --            172,020
Net Loss                                --          --        --         (522,095)        (522,095)
--------------------------------------------------------------------------------------------------------
Balance - December 31, 1995             --          --     219,064       (878,488)        (659,424)
Capital Contribution - Services
Rendered                                --          --     185,495           --            185,495
Capital Contribution - Leasehold
Improvements                            --          --       9,775           --              9,775
Capital Contribution - Interest
Expense                                 --          --      49,738           --             49,738
Capital Contribution in Cash            --          --      51,001           --             51,001
Net Loss                                --          --        --         (643,733)        (643,733)
--------------------------------------------------------------------------------------------------------
Balance - December 31, 1996             --       $  --   $ 515,073    $(1,522,221)     $(1,007,148)
Capital Contribution - Services
Rendered                                --          --     377,072           --            377,072
Capital Contribution - Interest
Expense                                 --          --      99,477           --             99,477
Capital Contribution in Cash            --          --     111,199           --            111,199
Distribution                            --          --     (30,000)          --            (30,000)
Net Loss                                --          --        --         (499,626)        (499,626)
-------------------------------------------------------------------------------------------------------
Balance - December 31, 1997             --      $   --  $1,072,821   $ (2,021,847)     $  (949,026)


                                                          -continued-

    The accompanying notes are an integral part of this financial statement.

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
For the Period From the Date of Inception (February 1, 1994)Through December 31, 2000 - Continued
--------------------------------------------------------------------------------

                                                                          Deficit
                                                                        Accumulated
                                                          Additional      During            Total
                                                 Common    Paid-In      Development      Stockholders
                                     Shares      Stock     Capital         Stage        Equity/(Deficit)
--------------------------------------------------------------------------------------------------------
Balance - December 31, 1997             --          --    1,072,821    (2,021,847)         (949,026)
Recapitalization as L.A.M.
  Pharmaceutical, Corp.          6,000,000         600         (600)         --                  --
Capital Contribution - Interest
  Expense                               --          --      103,579          --             103,579
Issuance of Common Stock
  for Cash                       4,332,500         433      378,352          --             378,785
Distribution                            --          --      (38,660)         --             (38,660)
Net Loss                                --          --           --      (458,807)         (458,807)
--------------------------------------------------------------------------------------------------------
Balance - December 31, 1998     10,332,500       1,033    1,515,492    (2,480,654)         (964,129)
Capital Contribution - Interest
  Expense                               --          --      107,681          --             107,681
Issuance of Common Stock
  for Cash                          60,000           6       59,994          --              60,000
Stock Options and Awards Granted -
  Compensation for Services
  Rendered                              --          --      526,316          --             526,316
Conversion Premium on
  Convertible Debentures                --          --    1,252,000          --           1,252,000
Net Loss                                --          --         --      (2,557,643)       (2,557,643)
-------------------------------------------------------------------------------------------------------
Balance - December 31, 1999     10,392,500       1,039    3,461,483    (5,038,297)       (1,575,775)
Capital Contribution - Interest
  Expense                               --          --      107,686          --             107,686
Conversion Premium on
  Convertible Debentures                --          --    2,395,093          --           2,395,093
Stock Options and Awards Granted-
  Compensation for Services
  Rendered                              --          --      447,640          --             447,640
Debentures Converted to Common
  Stock                          3,319,430         332    2,211,176          --           2,211,508
Stock Options Exercised            287,000          29      189,121          --             189,150
Net Loss                                --          --         --      (4,777,008)       (4,777,008)
--------------------------------------------------------------------------------------------------------
Balance - December 31, 2000     13,998,930      $1,400    $8,812,19   $(9,815,305)      $(1,001,706)
--------------------------------------------------------------------------------------------------------


    The accompanying notes are an integral part of this financial statement.

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2000 and 1999 and for the Period From the Date of Inception (February 1, 1994) Through
December 31, 2000
------------------------------------------------------------------------------
                                                                 Date of
                                                                Inception
                                                               (February 1,
                                                                  1994)
                                                                 Through
                                                               December 31,
                               2000       1999       1998         2000
------------------------------------------------------------------------------
Total Revenue                $   --     $   --     $   --       $ 200,000
------------------------------------------------------------------------------
Expenses
Research and Development      308,270    185,143    41,372      2,019,069
General and Administrative  1,774,194    906,057   190,052      3,430,467
Interest Expense              291,604    120,625   103,579        665,023
Conversion Premium          2,395,093  1,252,000        --      3,647,093
Depreciation and
 Amortization                  36,108     11,159     3,467         78,918
------------------------------------------------------------------------------
Total Expenses              4,805,269  2,474,984   338,470      9,840,570
------------------------------------------------------------------------------
Loss From Operations       (4,805,269)(2,474,984) (338,470)    (9,640,570)
------------------------------------------------------------------------------
Other Income (Expense)
Interest Income                28,261      2,601     1,763         32,625
Loss on Investment in
Affiliate                          --    (85,260) (122,100)      (207,360)
------------------------------------------------------------------------------
Total Other Income (Expense)   28,261    (82,659) (120,337)      (174,735)
------------------------------------------------------------------------------
Net Loss                  $(4,777,008)$(2,557,643)$(458,807)  $(9,815,305)
------------------------------------------------------------------------------
Loss Per Common Share - Basic
 and Diluted                 $ (0.44)     $ (0.25)  $ (0.05)     $  (1.08)
------------------------------------------------------------------------------
Weighted Average Number of
 Common Shares Outstanding 10,893,116   10,392,500  10,047,917
--------------------------------------------------------------

    The accompanying notes are an integral part of this financial statement.

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2000 and 1999 and for
the Period
From the Date of Inception (February 1, 1994) Through December 31, 2000
--------------------------------------------------------------------------
                                                                 Date of
                                                                Inception
                                                               (February 1,
                                                                  1994)
                                                                 Through
                                                               December 31,
                                         2000         1999        2000
--------------------------------------------------------------------------
Cash Flows from Operating Activities
Net Loss                             $(4,777,008) $(2,557,643)  $(9,815,305)
Adjustments to Reconcile Net Loss to
Net Cash Flows From Operating
Activities:
    Depreciation and Amortization         36,108       11,159       78,918
    Capital Contributions:
    Interest Expense                     107,686      107,681      468,161
    Options and Awards Granted           447,640      526,316    1,731,342
 Conversion Premium on Debentures      2,395,093    1,252,000    3,647,093
 Loss on Investment in Affiliate              --       85,260      207,360
Changes in Assets and Liabilities:
    Accounts Receivable                       --       39,349      (75,000)
 Notes Receivable                         50,000           --       50,000
    Inventory - Raw Materials           (121,125)          --     (121,125)
    Prepaid Expenses                      (2,639)       5,320       (2,639)
    Accounts Payable and Accrued
     Expenses                            366,557       58,683      478,184
    Due to Stockholders                 (124,000)     124,000    1,266,837
    Other                                     --           --           --
--------------------------------------------------------------------------
Net Cash Flows from Operating
Activities                            (1,621,688)    (347,875)  (2,086,174)
--------------------------------------------------------------------------
Cash Flows from Investing Activities
Equipment                                (37,631)     (4,274)      (42,717)
Patents and Trademarks                  (116,932)   (166,398)     (357,975)
--------------------------------------------------------------------------
Net Cash Flows from Investing
Activities                              (154,563)   (170,672)     (400,692)
--------------------------------------------------------------------------
Cash Flows from Financing Activities
Cash Capital Contributions                    --          --       162,200
Distributions to Stockholders                 --          --       (68,660)
Proceeds from Issuance of Common Stock        --      60,000       438,785
Proceeds from Convertible Debentures   2,466,333   1,077,000     3,668,333
Note Payable                                  --      (5,320)           --
Proceeds from the Exercise of Stock
Options                                  189,150          --       189,150
--------------------------------------------------------------------------
Net Cash Flows from Financing
Activities                             2,655,483   1,131,680     4,389,808
--------------------------------------------------------------------------
Net Increase in Cash and Cash
Equivalents                              879,232     613,133     1,902,942
Cash and Cash Equivalents - Beginning  1,023,710     410,577            --
--------------------------------------------------------------------------
Cash and Cash Equivalents - Ending     1,902,942   1,023,710     1,902,942
--------------------------------------------------------------------------

    The accompanying notes are an integral part of this financial statement.

L.A.M. PHARMACEUTICAL CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


NON-CASH INVESTING AND FINANCING ACTIVITIES

                                                                  Date of
                                                                 Inception
                                                                (February 1,
                                                                    1994)
                                                                   Through
                                                                 December 31,
                                         2000          1999          2000
------------------------------------------------------------------------------

Issuance of Common Stock in Exchange
 for Property and Equipment            $   --         $  --         $ 34,020
Debentures Converted to Common      2,060,083         $  --      $ 2,060,083
Stock
Investment in Affiliate                $   --         $  --        $ 207,360
Deferred Revenue                       $   --         $  --        $(207,360)
------------------------------------------------------------------------------

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note A -Summary of Transaction
        L.A.M. Pharmaceutical, Corp. (the Company) was initially formed as L.A.M. Pharmaceutical, LLC (the LLC) on February 4, 1997. From February 1, 1994 to February 4, 1997 the Company conducted its activities under the name RDN. In September 1998, the members of L.A.M. Pharmaceuticals LLC, a Florida Limited liability company, exchanged all of their interests in the LLC for 6,000,000 shares of the Company's common stock. The stock exchange between the Company and the members of the LLC is considered a recapitalization or reverse acquisition. Under reverse acquisition accounting, the LLC was considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of the Company. The accompanying financial statements include the historical accounts of the Company, the LLC and RDN since February 1, 1994. All inter-company accounts and transactions have been eliminated.

Note B - Nature of Operations and Summary of Significant Accounting Policies

          L.A.M. Pharmaceutical, Corp. was incorporated on July 24, 1998 under the laws of the State of Delaware. The Company has the authority to issue 50,000,000 shares of common stock, $.0001 par value. The Company is engaged in the research and development of Novel, Proprietary, Long Lasting Injectable Drugs and Delivery Systems for Transdermal and Topical Drugs.

        Development Stage
        The Company has operated as a  development  stage  enterprise  since its inception by devoting substantially all of its efforts to financial planning, raising capital, research and development, and developing markets for its products. Accordingly, the financial statements of the Company have been prepared in accordance with the accounting and reporting principles prescribed by Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises," issued by the Financial Accounting Standards Board.

        Revenue Recognition
        Revenues are recognized when earned. On December 31, 1997 the Company entered into an exclusive world-wide license agreement (the License Agreement) with Ixora Bio-Medical Company Inc. (Ixora). Under the License Agreement, Ixora will pay the Company $500,000 for the exclusive rights of the Company's male and female sexual dysfunction product technology. In addition, the Company will own 37% of Ixora and will receive a royalty equal to 9% of the net sales under the License Agreement. A payment of $200,000, which is non-refundable, has been made by Ixora to the Company with the balance to be paid in the next quarter. Such payments will be recorded when received by the Company. Ixora will also pay for all costs for the full development, registration and protection of intellectual property, including but not limited to patent costs, raw material costs, clinical development costs and compensation of all Company personnel involved in the sexual dysfunction product technology.

        Method of Accounting
        The   corporation   maintains  its  books  and  prepares  its  financial
        statements on the accrual basis of accounting.

        Use of Estimates
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results can differ from those estimates.
                                                                - continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note B - Nature of Operations and Summary of Significant Accounting Policies
       - continued

        Concentrations of Credit Risk
        Financial instruments which potentially expose the Corporation to significant concentrations of credit risk consist principally of bank deposits. Cash is placed primarily in high quality short-term interest bearing financial instruments.

        Cash and Cash Equivalents
        Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. The company maintains cash and cash equivalents at financial institutions that periodically may exceed federally insured amounts.

        Cash Held by Brokers - Debentures
        Cash held by brokers- debentures consist of interest bearing term deposit accounts having maturity dates of three months or less.

        Property, Equipment and Depreciation
        Property and equipment are stated at cost, less accumulated depreciation computed using the straight-line method over the estimated useful lives as follows:

                  Furniture and Fixtures                     5 - 7 Years
                  Computer Equipment                         5 - 7 Years
                  Leasehold Improvements                         5 Years

        Maintenance  and repairs are charged to expense.  The cost of the assets
        retired  or   otherwise   disposed  of  and  the   related   accumulated
        depreciation are removed from the accounts.

        Patents and Trademarks
          Patents are carried at cost and are amortized using the straight-line method over their estimated useful lives, not to exceed 17 years from the date of issuance of the patent. Amortization expense for the years ended December 31, 2000, 1999 and 1998 was $32,055, $8,159 and $467,
          respectively.

        Research and Development Costs
        Research and development expenditures are expensed as incurred.

        Net Income (Loss) Per Common Share
          Net income (loss) per common share is computed in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings per common share is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per common share is calculated by adjusting the weighted-average shares outstanding assuming conversion of all potentially dilutive stock options, warrants and convertible securities. Diluted earnings per share is the same as basic earnings per share for all of the periods presented since the effect of the conversion of the debentures and the stock options and awards granted would have an anti-dilutive effect on earnings per share.

                                                                - continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note B - Nature of Operations and Summary of Significant Accounting Policies - continued

        Income Taxes
        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carryforwards. Deferred income tax expense represents the change in net deferred assets and liability balances. The Company had no material deferred tax assets or liabilities for the periods presented. Deferred tax assets arising from the net operating losses incurred during the development stage have been fully reserved against due to the uncertainty as to when or whether the tax benefit will be realized.

        Stock Options and Awards
        As described in Note K, the corporation has elected to follow the accounting provisions of Accounting Principles Board Opinion (APBO) No. 25 Accounting for Stock Issued to Employees, for stock-based compensation and awards made to employees - the intrinsic value method. Pro forma disclosures required under SFAS No. 123, Accounting for Stock-Based Compensation has not been furnished due to the short history of the Company. Stock options granted to investors and consultants are subject to the provisions of SFAS No. 123 and are recorded at the fair value of the option at the date of grant.

Note C - Investment in Affiliate

        Investment in Affiliate consists of a 37% interest in Ixora Biomedical Company, Inc. The investment consists of the following at December 31:

        Original Investment, January 1, 1998                      $  207,360
        Investor's Share of Loss for the Year ending
        December 31, 1998                                         $ (122,100)
                                                                  -----------

        Carrying value of Investment, December 31, 1998             $ 85,260
        Investor's Share of Loss for the Year ending
        December 31, 1999                                          $ (85,260)
                                                                   ----------

        Carrying value of Investment December 31, 1999 and 2000    $     --
                                                                   ========

Note D - Licensing Agreement
        The Company has an exclusive license agreement (the License Agreement) with Ixora Bio-Medical Company, Inc. (Ixora). Under the License Agreement, Ixora has agreed to pay the Company $500,000 for the exclusive rights of the Company's male and female sexual dysfunction product technology. Ixora has also agreed to pay all costs for the development, registration and protection of intellectual property, including but not limited to patent costs, raw material costs, clinical development costs and compensation of all Company personnel involved in the sexual dysfunction product technology.

                                                                - continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note E -Property and Equipment

        Property and equipment are recorded at cost and consisted of the following:

        -----------------------------------------------------------------
        December 31,                                      2000      1999
        -----------------------------------------------------------------
        Furniture and Fixtures                         $37,281   $25,960
        Computer Equipment                               9,351     3,371
        Leasehold Improvements                          11,296     9,775
        -----------------------------------------------------------------
                                                       $57,928   $39,106
        Less:  Accumulated Depreciation                 38,327    34,184
        -----------------------------------------------------------------
        Net Property and Equipment                     $19,601    $4,922
        -----------------------------------------------------------------

        Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was $4,053, $3,000, and $3,000, respectively.

Note F - Due to Stockholders
        The Company has a liability for 1996 salaries and other expenses due to three of its stockholders totaling $1,050,000 and $216,837, respectively. In addition, the Company is indebted to a principal stockholder for legal services rendered during 1999 of $124,000. The
        Company has agreements with these stockholders, which provides for payment of this obligation without interest, not to exceed 25% of the profits realized by the Company in any year. The Company has imputed interest at 8.5% and charged operations for each of the periods presented with an offsetting credit to additional paid in capital.

Note G - Deferred Royalty Revenue
        Deferred Royalty Revenue represents amounts due to the Company from Ixora Biomedical pursuant to the worldwide license agreement. The $207,360 of Deferred Royalty Revenue approximated the value of the Company's original investment in the affiliate. The balance will be amortized to income upon commencement of Ixora's sale of the Company's products.

Note H - Income Taxes
        The Company has approximately $7,600,000 of net operating loss carryforwards for federal tax purposes as of December 31, 2000, which is available to offset future taxable income and will begin to expire during the year 2013. The Company has fully reserved for any future tax benefits from the net operating loss carryforwards since it has not generated any revenues to date.


                                                                - continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Note I - Convertible Debentures
        The Company issued convertible debentures during 1999 and 2000 having an aggregate principal balance of $1,252,000 and $2,466,333, respectively. These debentures are unsecured obligations of the Company that mature over twelve months and bear interest at an annualized rate of 9.5% payable at maturity. The debentures are convertible into common shares of the Company at various conversion rates (see table below) at any time at the option of the holder. The common shares issued on conversion have a restriction as to resale for a period of 1 year from the date that the original debenture was issued. The Company may also redeem the debentures at any time upon written notice and payment to the holder of all unpaid principal and interest. The debentures are not subject to any sinking fund requirements. Debentures in the amount of $2,060,083 were converted during the year 2000 into 3,319,430 shares of the Company's common stock. The Company anticipates that the majority of the holders of the debentures outstanding in the amount of $1,658,250 as of December 31, 2000 will exercise their conversion options during 2001.

        The conversion premium on the convertible debentures at the date if issuance and the number of common share equivalents outstanding are as follows:

                        Number of                 Excess of Fair
                       Common Share   Conversion  Value of Common  Conversion
                       Equivalents      Price     over Debentures  Premium
   Issued in 1999
                       2,504,000    $    0.50   $     5,749,400   $ 1,252,000
                       ---------                ---------------   -----------

   Issued in 2000
                         530,000    $    0.50         2,042,000   $    265,000
                          40,167         3.00            85,260         85,260
                           2,500         4.00               ---           ---
                       1,183,334         1.75         2,915,023      2,034,833
                       ---------                      ---------   ------------
                       1,756,001                  $   5,708,854    $ 2,385,093
                       ---------                  -------------    -----------

   Converted in 2000

                     (3,014,000)     $  0.50
                     (  290,430)        1.75
                     (   15,000)        3.00
                   -------------
   Shares Issued     (3,319,430)
                   -------------

   Outstanding at
   December 31, 2000    940,571
                    -----------

        The excess fair value of the common stock into which the notes can convert at the conversion date over the proceeds is limited to the amount of the proceeds of the debentures. Accordingly, $2,385,093 and $1,252,000 was recorded in 2000 and 1999, respectively, as a charge to interest expense and a credit to additional paid-in-capital in the accompanying financial statements.

                                                                  continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note J -      Stock Options and Awards

        The Corporation has elected to follow APBO No.25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its stock-based compensation made to its employees. APBO No. 25 requires no recognition of compensation expense for most of the stock-based compensation arrangements provided by the Corporation, namely, broad-based employee stock purchase plans and option grants where the exercise price is equal to or less than the market value at the date of grant. However, APBO No. 25 requires recognition of compensation expense for variable award plans over the vesting periods of such plans, based upon the then-current market values of the underlying stock. In contrast, SFAS No. 123 requires recognition of compensation expense for grants of stock, stock options, and other equity instruments, over the vesting periods such as grants, based on the estimated grant-date fair values of those grants. Stock options and awards made to investors and consultants are subject to the provisions of SFAS No. 123.

        Employees
        During 1998, the Company granted stock options for 135,000 shares of common stock to employees in connection with the original issuance of shares at exercise prices that were not less than the fair value of the common stock at the date of grant. During 1999, the Company granted stock options for 100,000 shares of common stock to employees as compensation for services rendered at exercise prices that were below the fair value of the common stock at the date of grant. Accordingly, the Company recognized compensation expense of $48,000 as a charge against operations during 1999 for the difference between the fair value and the exercise price of the common stock at the date of grant.

        Consultants
        During 2000, the Company granted stock options for 1,421,000 shares of common stock to consultants as compensation for services rendered at exercise prices that were not less than the fair value of the common stock at the date of grant. Accordingly, the Company recognized compensation expense as a charge against operations during 2000 of $447,640 for the fair value of the options at the date of grant using a Black Scholes option-pricing model.

        During 1999, the Company granted stock options for 358,333 shares of common stock to consultants as compensation for services rendered at exercise prices that were below the fair value of the common stock at the date of grant. Accordingly, the Company recognized compensation expense as a charge against operations during 1999 of $272,057 for the fair value of the options at the date of grant using a Black Scholes option-pricing model.

        During 1998, the Company granted stock options for 238,000 shares of common stock to consultants in connection with the original issuance of shares at exercise prices that were not less than the fair value of the common stock at the date of grant. The fair market value of the options was determined by using a Black Scholes option pricing model. Due to the short trading history, the low and infrequent volume of trades, and the market volatility of the company's stock the calculated fair value at the date of the grant was zero. The assumptions used were as follows:

                                            2000         1999          1998
                                           ------       ------         ----
        Weighted Average Fair Value of
           Common Stock                     $3.40       $2.23          $.50
        Weighted Average Exercise Price     $3.63       $1.53          $.70
        Expected Market Volatility           10.0%       10.0%          5.0%
        Risk Free Interest Rates       4.50% - 6.00%  4.66% - 5.50%     5.0%
        Terms                         24 - 60 Months  3 - 36 Months 24-36 Months

                                                                   continued

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note J -      Stock Options and Awards - continued

        In December 1999, the Company granted an award of 25,000 shares of common stock as compensation to an outside consultant. The Company has charged operations for the fair value of the common stock awarded on the date of the grant in the amount of $106,250.

        Investors
        During 1999, the Company granted stock options for 61,633 shares of common stock to investors. The Company recognized a charge against operations during 1999 of $100,009 for the fair value of the options at the date of grant using a Black Scholes option-pricing model.

        During 1998, the Company granted stock options for 367,500 shares of common stock to investors in connection with the original issuance of shares at exercise prices that were not less than the fair value of the common stock at the date of grant. The fair market value of the options was determined by using a Black Scholes option pricing model. Due to the short trading history, the low and infrequent volume of trades, and the market volatility of the company's stock the calculated fair value at the date of the grant was zero. The assumptions used were as follows:

                                                         1999           1998

         Weighted Average Fair Value of Common Stock    $2.23           $.50
         Weighted Average Exercise                      $1.53           $.70
         Expected Market Volatility                      10.0%           5.0%
         Risk Free Interest Rates                   4.66% - 5.50%        5.0%
         Terms                                      3 - 24 Months   24-36 Months

        Stock option transactions for the three years ending December 31, 2000 are summarized as follows:

                                                               Weighted Average
                                              Number             Exercise Price
----------------------------------------------------------------------------
        Outstanding at January 1, 1998           ---                  ---
        Granted                              740,500               $ 0.70
        Exercised                                ---                  ---
        Forfeited/Expired                        ---                  ---
        -------------------------------------------------------------------
        Outstanding at December 31, 1998     740,500               $ 0.70
        Granted                              519,966                 1.36
        Exercised                                ---                  ---
        Forfeited/Expired                        ---                  ---
        --------------------------------------------------------------------
        Outstanding at December 31, 1999   1,260,466               $ 0.97
        Granted                            1,421,000                 3.63
        Exercised                           (287,000)                 .66
        Forfeited/Expired                        ---                  ---
        --------------------------------------------------------------------
        Outstanding at December 31, 2000   2,394,466               $ 2.84
        --------------------------------------------------------------------


                                                                - continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note J -      Stock Options and Awards - continued


        Information related to stock options issued during the three years ended December 31, 2000 is as follows:

                                       Grant                   Exercise
                         Shares         Date         Term      Price
                         ------        -----         ----    ----------
        Options Issued:
        1998             218,000    Sept 1998    24 Months        $.65
                         185,500    Sept 1998    36 Months         .65
                         162,000     Oct 1998    24 Months         .65
                          75,000     Nov 1998    24 Months         .65
                         100,000     Dec 1998    36 Months        1.00
                         -------
                         740,500

        1999              30,000     Mar 1999    24 Months         .65
                         250,000     Oct 1999    18 Months         .65
                         100,000     Nov 1999    36 Months         .65
                          39,966     Dec 1999     3 Months        1.50
                         100,000     Dec 1999    36 Months        4.00
                         -------
                         519,966

        2000              50,000       Jan 2000  36 Months        4.04
                          10,000     June 2000   60 Months        4.50
                          50,000     Sept 2000   36 Months        4.00
                         100,000       Oct 2000  48 Months        4.00
                         150,000       Oct 2000  36 Months        4.00
                         225,000       Nov 2000  36 Months        3.50
                         836,000       Nov 2000  24 Months        3.50
                       ---------
                       1,421,000
   Options Exercised:
   2000                 (287,000)
                        ---------

   Outstanding at
   December 31, 2000   2,394,466
                       =========


        All of the above outstanding options are fully vested and exercisable.

                                                               continued -

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note K - Common and Preferred Stock

    Common Stock

    L.A.M. is authorized to issue 50,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

    Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of L.A.M.'s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid until L.A.M. is in profit.

    Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by L.A.M.. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

    Preferred Stock

    L.A.M. is authorized to issue up to 5,000,000 shares of preferred stock. L.A.M.'s Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of L.A.M..

Note L -      Subsequent Events

      Equity Line of Credit Agreement

      On January 24, 2001, L.A.M. entered into an equity line of credit agreement with Hockbury Limited in order to establish a possible source of funding for the development of L.A.M.'s technology. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility.

      Under the equity line of credit agreement, Hockbury Limited has agreed to provide L.A.M. with up to $20,000,000 of funding during the twenty-month period following the date of an effective registration statement. During this twenty-month period, L.A.M. may request a drawdown under the equity line of credit by selling shares of its common stock to Hockbury Limited, and Hockbury Limited will be obligated to purchase the shares. L.A.M. may request a drawdown once every 27 trading days, although L.A.M. is under no obligation to request any drawdowns under the equity line of credit.

-  continued -

                    MEDCOM USA, INCORPORATED AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements



L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note L -      Subsequent Events - continued


      During the 22 trading days following a drawdown request, L.A.M. will calculate the amount of shares it will sell to Hockbury Limited and the purchase price per share. The purchase price per share of common stock will based on the daily volume weighted average price of L.A.M.'s common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 10%. L.A.M. will receive the purchase price less a placement agent fee payable to GKN Securities equal to 7% of the aggregate purchase price. Hockbury Limited may then resell all or a portion of these shares. GKN Securities is the placement agent which introduced Hockbury Limited to L.A.M. and is a registered broker-dealer.

The minimum amount L.A.M. can draw down at any one time is $100,000. The maximum amount L.A.M. can draw down at any one time is the lesser of $1,000,000 or the amount equal to:

o 4.5% of the weighted average price of L.A.M.'s common stock for the sixty calendar days prior to the date of the drawdown request
o multiplied by the total trading volume of L.A.M.'s common stock for the sixty calendar days prior to the date of the drawdown request.

Grant of Warrants

Upon closing of the equity line of credit Agreement, L.A.M. paid to Hockbury Limited's legal counsel, Epstein Becker & Green P.C., $25,000 to cover its legal and administrative expenses.

As consideration for extending the equity line of credit, L.A.M. granted Hockbury Limited warrants to purchase 482,893 shares of common stock at a price of $ 4.56 per share at any time prior to January 24, 2004. As partial consideration for GKN Securities' services as placement agent in connection with this offering, L.A.M. granted GKN Securities warrants to purchase 455,580 shares of common stock at a price of $4.83 per share at any time prior to January 24, 2006. GKN Securities subsequently assigned warrants to purchase 209,500 shares to four employees of GKN Securities.

                          L.A.M. PHARMACEUTICAL, CORP.
                         (A DEVELOPMENT STAGE COMPANY)
                           (A DELAWARE CORPORATION)
                                Miami, Florida

                     -------------------------------------
                               FINANCIAL REPORTS
                                       AT
                          SEPTEMBER 30, 2001 AND 2000
                     -------------------------------------

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


TABLE OF CONTENTS
------------------------------------------------------------------------------


Independent Accountants' Report on Interim Financial Information        F-2

Balance Sheets at September 30, 2001 (Unaudited) and December 31, 2000  F-3

Statements of Changes in Stockholders' Deficit for the Three
and Nine Months Ended September 30, 2001 and 2000 (Unaudited)       F-4 to F-5

Statements of Operations for the Three Months and Nine Months
Ended September 30, 2001 and 2000 and for the Period From
Date of Inception (February 1, 1994)  through
September 30, 2001 (Unaudited)                                      F-6 to F-7

Statements of Cash Flows for the Nine Months Ended
September 30, 2001 and 2000 and for the Period
From Date of Inception (February 1, 1994) through
September 30, 2001 (Unaudited)                                     F-8 to F-11

Notes to Financial Statements                                     F-12 to F-14

                         INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Directors
L.A.M. Pharmaceutical, Corp.
Miami, Florida


      We have reviewed the accompanying balance sheet of L.A.M. Pharmaceutical, Corp. (a Development Stage Company) (A Delaware Corporation) as of September 30, 2001, the related statements of changes in stockholders' deficit and operations for the three months and nine months ended September 30, 2001 and 2000 and for the period from date of inception (February 1, 1994) through September 30, 2001, and the related statements of cash flows for the nine months ended September 30, 2001 and 2000 and for the period from date of inception (February 1, 1994) through September 30, 2001. These financial statements are the responsibility of the Company's management.

      We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

      Based on our review, we are not aware of any material modifications that should be made to such financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

      We have previously audited, in accordance with auditing standards generally accepted in the United States, the balance sheet of L.A.M. Pharmaceutical, Corp. as of December 31, 2000 (presented herein), and the related statements of changes in stockholders' deficit, operations, and cash flows for the year then ended, and for the period from the date of inception (February 1, 1994) through December 31, 2000 (not presented herein), and in our report dated February 9, 2001, we expressed an unqualified opinion on those financial statements. We have not performed any auditing procedures subsequent to the date of our previous report.

      As stated in Note D, the financial statements have been restated to reclassify the presentation of the loan receivable-officer and the correction of an error in the statements of cash flows.

/s/ Rotenberg & Co., LLP



Rotenberg & Co., LLP
Rochester, New York
  November 5, 2001, Except Note D
  Dated December 4, 2001

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

BALANCE SHEETS
--------------------------------------------------------------------------------
                                                       (Unaudited)
                                                        September    December
                                                           30,          31,
                                                          2001         2000
--------------------------------------------------------------------------------
ASSETS

Current Assets
Cash and Cash Equivalents                             $  318,705   $ 1,545,692
Cash Held by Broker - Debentures                              --       357,250
Accounts Receivable                                       40,401        75,000
Inventory - Raw Materials                                110,750       121,125
Prepaid Expenses                                              --         2,639
--------------------------------------------------------------------------------

Total Current Assets                                     469,856     2,101,706

Property and Equipment - Net of Accumulated Depreciation 116,367        19,601

Other Assets
Patents and Trademarks - Net of Accumulated Amortization 382,948       336,196
--------------------------------------------------------------------------------
Total Assets                                          $  969,171   $ 2,457,503
--------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable and Accrued Expenses                 $  344,507     $ 326,762
Convertible Debentures                                        --     1,658,250
--------------------------------------------------------------------------------
Total Current Liabilities                                344,507     1,985,012

Other Liabilities
Due to Stockholders                                    1,266,837     1,266,837
Deferred Royalty Revenue                                 207,360       207,360
--------------------------------------------------------------------------------
Total Liabilities                                      1,818,704     3,459,209
--------------------------------------------------------------------------------
Stockholders' Deficit
Common Stock - $.0001 Par; 50,000,000 Shares Authorized;
19,515,620 and 13,998,930 Shares Issued
and Outstanding as of September 30, 2001 and               1,952         1,400
December 31, 2000, Respectively
Additional Paid-In Capital                            16,536,552     8,812,199
Less:  Loan Receivable-Officer                          (755,000)
Deficit Accumulated During Development Stage         (16,633,037)   (9,815,305)
--------------------------------------------------------------------------------
Total Stockholders' Deficit                             (849,533)   (1,001,706)
--------------------------------------------------------------------------------
Total Liabilities and Stockholders' Deficit           $  969,171   $ 2,457,503
--------------------------------------------------------------------------------

The accompanying notes are an integral part of this financial statement. See Accountants' Review Report

                                                                                                 Deficit
                                                                                               Accumulated
                                                                     Additional       Loan        During        Total
Three Months and Nine Months Ended            Number       Common      Paid-In     Receivable  Development   Stockholders
   September 30, 2001 and 2000               of Shares     Stock       Capital    from Officer    Stage        Deficit
--------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 1999                 10,392,500     $ 1,039   $3,461,483      $ --      $(5,038,297)   $(1,575,775)

Capital Contribution - Interest Expense            --           --      53,846         --               --         53,846

Conversion Premium on Convertible Debentures       --           --     275,000         --               --        275,000

Net Loss for the Period - Unaudited                --           --          --         --         (916,367)      (916,367)
--------------------------------------------------------------------------------------------------------------------------

Balance - June 30, 2000 (Unaudited)         10,392,500       1,039   3,790,329         --       (5,954,664)    (2,163,296)

Capital Contribution - Interest Expense            --           --      26,920         --               --       26,920

Conversion Premium on Convertible Debentures       --           --      85,260         --               --       85,260

Debentures Converted to Common Stock          780,000           78     439,922         --               --      440,000

Stock Options Exercised                       170,000           17     122,183         --               --      122,200

Net Loss for the Period - Unaudited                --           --          --         --         (425,769)    (425,769)
--------------------------------------------------------------------------------------------------------------------------

Balance - September 30, 2000 (Unaudited)    11,342,500     $ 1,134   $4,464,614      $ --      $(6,380,433) $(1,914,685)
--------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this financial statement. See Accountants' Review Report

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT (UNAUDITED) - continued

                                                                                                 Deficit
                                                                                               Accumulated
                                                                     Additional       Loan        During        Total
Three Months and Nine Months Ended            Number       Common      Paid-In     Receivable  Development   Stockholders
   September 30, 2001 and 2000               of Shares     Stock       Capital    from Officer    Stage        Deficit
----------------------------------------------------------------------------------------------------------------------------

Balance - December 31, 2000                 13,998,930    $ 1,400    $8,812,199      $   --   $(9,815,305)   $(1,001,706)


Capital Contribution - Interest Expense             --         --        55,105          --            --        55,105
Debentures Converted to Common Stock           127,333         13       207,714          --            --       207,727
Stock Options Exercised                        173,300         17       112,433          --            --       112,450
Stock Options Issued                                --         --       404,700          --            --       404,700
Common Shares Issued as Compensation for       110,000         11       309,989          --            --       310,000
Services Rendered
Warrants Issued to Hockbury Limited and GKN         --         --     1,100,000          --            --     1,100,000
Securities
Sale of Shares Under the Equity Line of Credit 439,021         44       483,592          --            --       483,636
Agreement
Loan to Officer                                     --         --            --  (1,075,000)           --    (1,075,000)
Loan Repayments from Officer                        --         --            --      90,000            --        90,000
Net Loss for the Period - Unaudited                 --         --            --          --    (2,582,428)   (2,582,428)
----------------------------------------------------------------------------------------------------------------------------

Balance - June 30, 2001 (Unaudited)
(Restated)                                  14,848,284      1,485    11,485,732    (985,000)  (12,397,733)   (1,895,516)

Capital Contribution - Interest Expense             --         --        30,642          --            --        30,642
Debentures Converted to Common Stock         2,689,230        269     1,403,514          --            --     1,403,783
Common Shares Issued - Debenture Conversion  1,143,106        114       777,198          --            --       777,312
Premium                                        835,000         84       567,716          --            --       567,800
Common Shares Issued as Compensation for
Services Rendered
Stock Options Issued                                --         --     2,271,750          --            --     2,271,750
Loan Repayments from Officer                        --         --            --     230,000            --       230,000
Net Loss for the Period - Unaudited                 --         --            --          --    (4,235,304)   (4,235,304)
----------------------------------------------------------------------------------------------------------------------------

Balance - September 30, 2001 (Unaudited)    19,515,620    $ 1,952   $16,536,552   $(755,000) $(16,633,037)   $ (849,533)
(Restated)
----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of this financial statement. See Accountants' Review Report

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

STATEMENTS OF OPERATIONS (UNAUDITED)
--------------------------------------------------------------------------------

                                          Date of          Three Months Ended
                                         Inception
                                     (February 1, 1994)        September 30,
                                          Through
                                     September 30, 2001     2001         2000
--------------------------------------------------------------------------------
Revenues
Licensing Revenue                       $  500,000       $    --      $    --
--------------------------------------------------------------------------------
Expenses
Interest Expense                           868,624        82,265       58,600
General and Administrative               2,858,746       349,991      181,980
Research and Development                 2,353,264       193,470       97,575
--------------------------------------------------------------------------------
                                         6,080,634       625,726      338,155
Financial Accounting Expenses
   Not Requiring the Use of Cash During
the Period:
Depreciation and Amortization              107,250        10,831        8,785
Stock Options and Awards Granted to
   Officers, Directors, Investors and
   Investor Relations Consultants        5,285,592     2,839,550           --
Conversion Premium on Convertible        4,424,405       777,312       85,260
Debentures
Warrants Issued on Equity Line of Credit 1,100,000            --           --
--------------------------------------------------------------------------------
Total Expenses                          16,997,881     4,253,419      432,220
--------------------------------------------------------------------------------
Loss Before Other Income
 and (Expenses)                        (16,497,881)   (4,253,419)    (432,220)
--------------------------------------------------------------------------------
Other Income and (Expenses)
Interest Income                             72,204        18,115        6,431
Loss on Investment in Affiliate           (207,360)           --           --
--------------------------------------------------------------------------------
Total Other Income and (Expenses)         (135,156)       18,115        6,431
--------------------------------------------------------------------------------
Net Loss for the Period               $(16,633,037)  $(4,235,304)   $(425,769)
--------------------------------------------------------------------------------
Weighted Average Number
   of Common Shares Outstanding                       15,366,725   10,929,910

Loss per Common Share - Basic and                    $     (0.28) $     (0.04)
Diluted
--------------------------------------------------------------------------------

The accompanying notes are an integral part of this financial statement. See Accountants' Review Report

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

STATEMENTS OF OPERATIONS (UNAUDITED) - continued
--------------------------------------------------------------------------------

                                                          Nine Months Ended
                                                            September 30,
                                                      --------------------------
                                                            2001         2000
--------------------------------------------------------------------------------
Revenues
Licensing Revenue                                     $  300,000      $    --
--------------------------------------------------------------------------------
Expenses
Interest Expense                                         203,601      178,976
General and Administrative                             1,159,621      553,525
Research and Development                                 334,195      247,564
--------------------------------------------------------------------------------
                                                       1,697,417      980,065
Financial Accounting Expenses
   Not Requiring the Use of Cash During
the Period:
Depreciation and Amortization                             28,332       21,907
Stock Options and Awards Granted to
   Officers, Directors, Investors and
   Investor Relations Consultants                      3,554,250           --
Conversion Premium on Convertible                        777,312      360,260
Debentures
Warrants Issued on Equity Line of Credit               1,100,000           --
--------------------------------------------------------------------------------
Total Expenses                                         7,157,311    1,362,232
--------------------------------------------------------------------------------
Loss Before Other Income and (Expenses)               (6,857,311)  (1,362,232)
--------------------------------------------------------------------------------
Other Income and (Expenses)
Interest Income                                           39,579       20,095
Loss on Investment in Affiliate                               --           --
--------------------------------------------------------------------------------
Total Other Income and (Expenses)                         39,579       20,095
--------------------------------------------------------------------------------
Net Loss for the Period                             $ (6,817,732) $(1,342,137)
--------------------------------------------------------------------------------
Weighted Average Number
   of Common Shares Outstanding - Basic and Diluted   14,673,967   10,572,944

Loss per Common Share - Basic and                   $      (0.47) $     (0.13)
Diluted
--------------------------------------------------------------------------------


The accompanying notes are an integral part of this financial statement. See Accountants' Review Report

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

STATEMENTS OF CASH FLOWS (UNAUDITED)
--------------------------------------------------------------------------------

                                            Date of          Three Months Ended
                                           Inception
                                      (February 1, 1994)        September 30,
                                            Through
                                      September 30, 2001     2001         2000
--------------------------------------------------------------------------------
Cash Flows from Operating Activities

Net Loss for the Period
                                        $(16,633,037)   $(4,235,304)  $(425,769)

Adjustments to Reconcile Net Loss for
the Period
   to Cash Flows from Operating
Activities:
Depreciation and Amortization                107,250        10,831        8,785
Capital Contributions:
   Interest Expense                          553,908        30,642       26,920
   Stock Options and Awards - Officers,                                      --
Directors,
       Investors and Investor Relations    5,285,592     2,839,550           --
Consultants
Warrants Issued - Equity Line of Credit    1,100,000            --           --
Conversion Premium on Convertible          4,424,405       777,312       85,260
Debentures
Loss on Investment in Affiliate              207,360            --           --

Changes in Assets and Liabilities:
Accounts Receivable                          (40,401)      (19,470)          --
Inventory - Raw Materials                   (110,750)        4,000     (100,375)
Prepaid Expenses                                  --            --        2,639
Accounts Payable and Accrued Expenses        420,929       (85,801)     101,770
--------------------------------------------------------------------------------
Net Cash Flows from Operating Activities  (4,684,744)     (678,240)    (300,770)
--------------------------------------------------------------------------------
Cash Flows from Investing Activities
Purchases of Property and Equipment         (128,237)         (383)      (5,319)
(Purchases of) Disposals of
   Patents and Trademarks, Net              (369,305)      (77,660)     (47,760)
--------------------------------------------------------------------------------
Net Cash Flows from Investing Activities    (497,542)      (78,043)     (53,079)
--------------------------------------------------------------------------------

                                                                - continued -

The accompanying notes are an integral part of this financial statement. See Accountants' Review Report

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

STATEMENTS OF CASH FLOWS (UNAUDITED) - continued
--------------------------------------------------------------------------------

                                            Date of          Three Months Ended
                                           Inception
                                      (February 1, 1994)        September 30,
                                            Through
                                      September 30, 2001     2001         2000
--------------------------------------------------------------------------------
Cash Flows from Financing Activities
Cash Capital Contributions                $ 162,200        $   --       $   --
Distributions to Stockholders               (68,660)           --           --

Proceeds from Issuance of Common Stock      438,785            --           --
Proceeds from (Repayment of) Convertible
Debentures                                3,671,593      (108,500)   1,420,500

Proceeds from Exercise of Stock Options     301,600            --      122,200
Proceeds from Sale of Shares Under
   the Equity Line of Credit Agreement      483,636            --           --
(Issuance of) Repayment of
   Loan Receivable - Officer, Net          (755,000)      230,000           --

(Repayment to) Advances from Stockholders 1,266,837        25,000           --
--------------------------------------------------------------------------------
Net Cash Flows from Financing Activities  5,500,991       146,500    1,542,700
--------------------------------------------------------------------------------
Net Increase (Decrease)
   in Cash and Cash Equivalents             318,705      (609,783)   1,188,851

Cash and Cash Equivalents - Beginning of         --       928,488      655,174
Period
--------------------------------------------------------------------------------
Cash and Cash Equivalents - End of Period $ 318,705     $ 318,705   $1,844,025
--------------------------------------------------------------------------------
NON-CASH INVESTING AND FINANCING ACTIVITIES
--------------------------------------------------------------------------------
Issuance of Common Stock in
   Exchange for Property and Equipment    $  34,020     $      --   $       --
Debentures Converted to Common Stock    $ 3,651,593    $1,404,510   $  440,000
Investment in Affiliate                   $ 207,360        $   --       $   --
Deferred Royalty Revenue                 $ (207,360)       $   --       $   --
--------------------------------------------------------------------------------


The accompanying notes are an integral part of this financial statement. See Accountants' Review Report

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

STATEMENTS OF CASH FLOWS (UNAUDITED)
--------------------------------------------------------------------------------

                                                       Nine Months Ended
                                                         September 30,
                                                 -------------------------------

                                                      2001            2000
--------------------------------------------------------------------------------

Cash Flows from Operating Activities

Net Loss for the Period                         $ (6,817,732)    $ (1,342,137)

Adjustments to Reconcile Net Loss for
the Period
   to Cash Flows from Operating
Activities:
Depreciation and Amortization                         28,332           21,907
Capital Contributions:
   Interest Expense                                   85,747           80,766
   Stock Options and Awards - Officers,
Directors,
        Investors and Investor                     3,554,250               --
Relations Consultants
Warrants Issued - Equity Line of Credit            1,100,000               --
Conversion Premium on Convertible                    777,312          360,260
Debentures
Loss on Investment in Affiliate                           --               --

Changes in Assets and Liabilities:
Accounts Receivable                                   34,599               --
Inventory - Raw Materials                             10,375         (125,375)
Prepaid Expenses                                       2,639           (5,278)
Accounts Payable and Accrued Expenses                139,505          259,373
--------------------------------------------------------------------------------
Net Cash Flows from Operating Activities          (1,084,973)        (750,484)
--------------------------------------------------------------------------------
Cash Flows from Investing Activities
Purchases of Property and Equipment                 (107,998)         (17,165)
(Purchases of) Disposals of
   Patents and Trademarks, Net                      (63,852)         (105,736)
--------------------------------------------------------------------------------
Net Cash Flows from Investing Activities            (171,850)        (122,901)
--------------------------------------------------------------------------------

                                                                 - continued -

The accompanying notes are an integral part of this financial statement. See Accountants' Review Report

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

STATEMENTS OF CASH FLOWS (UNAUDITED) - continued
--------------------------------------------------------------------------------

                                                       Nine Months Ended
                                                         September 30,
                                                 -------------------------------

                                                      2001            2000
--------------------------------------------------------------------------------

Cash Flows from Financing Activities
Cash Capital Contributions                          $   --          $   --
Distributions to Stockholders                           --              --
Proceeds from Issuance of Common Stock                  --              --
Proceeds from (Repayment of)
Convertible   Debentures                          (168,500)      1,695,500

Proceeds from Exercise of Stock Options            112,450         122,200
Proceeds from Sale of Shares Under
   the Equity Line of Credit Agreement             483,636              --
(Issuance of) Repayment of
   Loan Receivable - Officer, Net                 (755,000)             --

(Repayment to) Advances from Stockholders               --        (124,000)
--------------------------------------------------------------------------------
Net Cash Flows from Financing Activities          (327,414)      1,693,700
--------------------------------------------------------------------------------
Net Increase (Decrease)
   in Cash and Cash Equivalents                 (1,584,237)        820,315


Cash and Cash Equivalents - Beginning of         1,902,942       1,023,710
Period
--------------------------------------------------------------------------------
Cash and Cash Equivalents - End of Period        $ 318,705     $ 1,844,025
--------------------------------------------------------------------------------
NON-CASH INVESTING AND FINANCING ACTIVITIES
--------------------------------------------------------------------------------
Issuance of Common Stock in
   Exchange for Property and Equipment           $      --     $        --
Debentures Converted to Common Stock           $ 1,611,510     $   440,000
Investment in Affiliate                          $      --     $        --
Deferred Royalty Revenue                         $      --     $        --
--------------------------------------------------------------------------------


The accompanying notes are an integral part of this financial statement. See Accountants' Review Report

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note A -Basis of Presentation
        The financial statements of L.A.M. Pharmaceutical, Corp. (L.A.M.) included herein have been prepared by L.A.M., without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in conjunction with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although L.A.M. believes that the disclosures are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with L.A.M.'s audited financial statements as of December 31, 2000 and the notes thereto included elsewhere in this prospectus.

        The accompanying unaudited interim financial statements reflect all adjustments of a normal and recurring nature that are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of L.A.M. for the interim periods presented. The results of operations for these periods are not necessarily comparable to, or indicative of, results of any other interim period or for the fiscal year taken as a whole. Factors that affect the comparability of financial data from year to year and for comparable interim periods include non-recurring expenses associated with L.A.M.'s registration with the Securities and Exchange Commission, costs incurred to raise capital, acquisitions of patents and trademarks and stock options and awards.

        Reclassifications
        Certain amounts in the prior year financial statements have been reclassified to conform with the current year presentation.

Note B -Loan Receivable - Director
        Between February and April 2001, Alan Drizen, the Company's President, borrowed $1,075,000 from L.A.M. The amounts borrowed were used by Mr. Drizen to purchase shares of L.A.M.'s common stock in an effort to stabilize the share price in the face of extensive short selling of the shares. Mr. Drizen has agreed to pay this amount to L.A.M., together with interest at 6% per year, in accordance with the terms of a promissory note. The note provides for a series of periodic payments with the unpaid amount of the note, together with any accrued and unpaid interest, due on March 31, 2002.

       Although Mr. Drizen agreed to secure the repayment of this note, L.A.M.'s
        Board of Directors, in view of the fact that proceeds from the sale of Mr. Drizen's shares of L.A.M.'s common stock would be the primary source of funds which would be used to repay the Note, did not require Mr. Drizen to secure the repayment of the Note. Accordingly, the Note from Mr. Drizen is unsecured. As of September 30, 2001, all payments required under the terms of Mr. Drizen's promissory note have been paid and the outstanding principal balance of the note was $755,000.

        As a result of Mr. Drizen's purchases and sales of L.A.M.'s common stock between October, 2000 and May 2001, L.A.M. is entitled to a recoverable profit from Mr. Drizen, computed in accordance with 16(b) of the Securities Exchange Act of 1934, in the amount of $443,565.

        Section 16(b) of the Exchange Act allows a corporation to recover any profits realized by officers, directors, and principal shareholders of a corporation from the purchase and sale (or sale and purchase) of equity securities of the corporation within a six-month period. Although
        Section 16(b) was designed to prevent the unfair use of information that may have been obtained by insiders through their relationship to a corporation, Section 16(b) nevertheless imposes strict liability which does not depend upon the actual use or possession of inside information by an insider.

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida


NOTES TO FINANCIAL STATEMENTS
---------------------------------------------------------------------------

        Theformula most frequently used by a corporation to recover profits is known as the "lowest price in/highest price out" method, by which profit is computed by matching the highest sale price with the lowest purchase price within six months, the next highest sale price with the next lowest purchase price within six months, and so forth, until all shares have been included in the computation. Although this profit computation allows for the maximum recovery to the corporation, in the case of multiple sales and purchases within a six month period, it often results in a higher profit than the profit actually realized by the insider, and in some cases may result in a profit when the insider actually incurred losses from the sales and purchases.

Note C -Equity Line of Credit Agreement
        On January 24, 2001, L.A.M. entered into an equity line of credit agreement with Hockbury Limited in order to establish a source of funding for the development of L.A.M.'s technology. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility.

          Under the equity line of credit agreement, Hockbury Limited has agreed to provide L.A.M. with up to $20,000,000 of funding during the twenty-month period following the date of an effective registration statement. During this twenty-month period, L.A.M. may request a drawdown under the equity line of credit by selling shares of its common stock to Hockbury Limited, and Hockbury Limited will be obligated to purchase the shares. L.A.M. may request a drawdown once every 27 trading days, although L.A.M. is under no obligation to request any drawdowns under the equity line of credit. L.A.M. has issued 439,021 shares of common stock and received $483,636 in net proceeds as of September 30, 2001 under the equity line of credit agreement.

        During the 22 trading days following a drawdown request, L.A.M. will calculate the amount of shares it will sell to Hockbury Limited and the purchase price per share. The purchase price per share of common stock is based on the daily volume weighted average price of L.A.M.'s common stock during each of the 22 trading days immediately following the drawdown date, less a discount of 10%. L.A.M. will receive the purchase price less a placement agent fee payable to GKN Securities equal to 7% of the aggregate purchase price. Hockbury Limited may then resell all or a portion of these shares. GKN Securities is the placement agent which introduced Hockbury Limited to L.A.M. and is a registered broker-dealer.

          The minimum amount L.A.M. can draw down at any one time is $100,000. The maximum amount L.A.M. can draw down at any one time is the lesser of $1,000,000 or the amount equal to:

o 4.5% of the weighted average price of L.A.M.'s common stock for the sixty calendar days prior to the date of the drawdown request
o multiplied by the total trading volume of L.A.M.'s common stock for the sixty calendar days prior to the date of the drawdown request.

          Upon closing of the equity line of credit Agreement, L.A.M. paid to Hockbury Limited's legal counsel,Epstein Becker & Green P.C., $25,000 to cover its legal and administrative expenses.

        Grant of Warrants
        As consideration for extending the equity line of credit, L.A.M. granted Hockbury Limited warrants to purchase 482,893 shares of common stock at a price of $ 4.56 per share at any time prior to January 24, 2004. As partial consideration for GKN Securities' services as placement agent in connection with this offering, L.A.M. granted GKN Securities warrants to purchase 455,580 shares of

L.A.M. PHARMACEUTICAL, CORP.
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Miami, Florida

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

        common stock at a price of $4.83 per share at any time prior to January 24, 2006. GKN Securities subsequently assigned warrants to purchase 209,500 shares to four employees of GKN Securities.

        The fair value of these warrants using customary pricing models was approximately $1,100,000 on January 24, 2001 and is reflected in L.A.M.'s financial statements and recorded as an expense during the three months ended March 31, 2001.

Note D - Restatement
    Statement of Cash Flows for the Nine Months Ended September 30, 2001
        The investing activities section of the statement of cash flows has been restated to correct a clerical error in which the corresponding numbers for the three month period were incorrectly repeated for the nine month period ended September 30, 2001 as illustrated below:

        ------------------------------------------------------------------------
                                                       As Originally
                                                          Reported      Restated
        ------------------------------------------------------------------------
        Purchases of Property and Equipment               $ (383)     $(107,998)
        (Purchases of) Disposals of Patents and           (2,660)        11,148
        Trademarks - Net
        ------------------------------------------------------------------------
        Net Cash Flows from Investing Activities         $(3,043)      $(96,850)
        ------------------------------------------------------------------------

        Additional reclassifications on the Balance Sheet and Statements of Cash Flow for the three and nine months ended September 30, 2001 were made in the following accounts: Patents and Trademarks, Accounts Payable, and Accrued Expenses, and Convertible Debentures.

        Loan Receivable-Officer
        The financial statements have been restated to reclassify the loan receivable-officer from a current asset to a reduction of stockholders' equity pursuant to the interpretation of "Staff Accounting Bulletin" 4(G). As repayment of the loan is received capital will be credited accordingly.

    These restatements have no effect on net income (loss) for the periods restated.

                                TABLE OF CONTENTS
                                                                  Page
PROSPECTUS SUMMARY .......................................         2
RISK FACTORS..............................................         6
COMPARATIVE SHARE DATA  ..................................         9
MARKET FOR COMMON STOCK...................................         12
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.         13
BUSINESS..................................................         18
MANAGEMENT ...............................................         29
PRINCIPAL SHAREHOLDERS....................................         40
SELLING STOCKHOLDERS......................................         42
DESCRIPTION OF SECURITIES.................................         46
LEGAL PROCEEDINGS.........................................         46
EXPERTS ..................................................         46
INDEMNIFICATION ..........................................         48
AVAILABLE INFORMATION.....................................         48
FINANCIAL STATEMENTS......................................

         No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made in this prospectus shall, under any circumstances, create any implication that the information in this prospectus is correct as of any time subsequent to the date of this prospectus or that there has been no change in the affairs of the Company since such date.